Exhibit 99.T3C

NOVINK (USA) CORP.

as Issuer,

WORLD COLOR PRESS INC.

as Guarantor

and

THE BANK OF NEW YORK MELLON,

as Trustee

INDENTURE

dated as of July 21, 2009

10% Senior Guaranteed Notes due July 15, 2013

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.8; 7.10; 11.2
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	12.3
	(c)	12.3
313	(a)	7.6
	(b)(1)	7.6
	(b)(2)	7.6
	(c)	7.6; 12.2
	(d)	7.6
314	(a)	4.6; 4.7
	(b)	N.A.
	(c)(1)	12.4
	(c)(2)	12.4
	(c)(3)	12.4
	(d)	N.A.
	(e)	12.5
	(f)	N.A.
315	(a)	7.1(b)
	(b)	7.5; 12.2
	(c)	7.1(a)
	(d)	7.1(c)
	(e)	6.11
316	(a)(last sentence)	2.9
	(a)(1)(a)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	9.4
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4
318	(a)	12.1
318	(c)	12.1
N.A. means Not Applicable.

i

ARTICLE VIII DISCHARGE OF INDENTURE; DEFEASANCE		74

Section 8.1	Termination of the Company’s Obligations	74
Section 8.2	Legal Defeasance and Covenant Defeasance	75
Section 8.3	Conditions to Legal Defeasance or Covenant Defeasance	76
Section 8.4	Application of Trust Money	78
Section 8.5	Repayment to the Company	78
Section 8.6	Reinstatement	78

ARTICLE IX AMENDMENTS, SUPPLEMENTS AND WAIVERS		79

Section 9.1	Without Consent of Holders	79
Section 9.2	With Consent of Holders	79
Section 9.3	Compliance with Trust Indenture Act	81
Section 9.4	Revocation and Effect of Consents	81
Section 9.5	Notation on or Exchange of Notes	81
Section 9.6	Trustee To Sign Amendments, Etc.	82

ARTICLE X GUARANTEE		82

Section 10.1	Unconditional Guarantee	82
Section 10.2	Release of the Guarantor	83
Section 10.3	Limitation of Guarantor’s Liability	83
Section 10.4	Consolidation, Merger and Sale of Assets	83
Section 10.5	Waiver of Subrogation	84
Section 10.6	Evidence of Guarantee	84

ARTICLE XI MISCELLANEOUS		84

Section 11.1	Trust Indenture Act Controls	84
Section 11.2	Notices	84
Section 11.3	Communications by Holders with Other Holders	86
Section 11.4	Certificate and Opinion of Counsel as to Conditions Precedent	86
Section 11.5	Statements Required in Certificate and Opinion of Counsel	86
Section 11.6	Rules by Trustee, Paying Agent, Registrar	86
Section 11.7	Legal Holidays	87
Section 11.8	Governing Law	87
Section 11.9	No Recourse Against Others	87
Section 11.10	Successors	87
Section 11.11	Counterparts	87
Section 11.12	Severability	87
Section 11.13	Table of Contents, Headings, Etc.	87
Section 11.14	No Adverse Interpretation of Other Agreements	88
Section 11.15	Benefits of Indenture	88
Section 11.16	Independence of Covenants	88

EXHIBIT A		1

INDENTURE dated as of July 21, 2009 (the “Issue Date”) among NOVINK (USA) CORP., a corporation duly organized and existing under the laws of the State of Delaware, as issuer (the “Company”), WORLD COLOR PRESS INC., a corporation governed by the Canada Business Corporations Act, as guarantor (the “Guarantor”) and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).

The parties hereto agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1             Definitions.

“Acceleration Notice” has the meaning provided in Section 6.2.

“Accrued Bankruptcy Interest” means all interest accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for any such event.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Guarantor or (2) assumed in connection with the acquisition of assets from such Person, in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Guarantor or such acquisition.  Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Guarantor and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Amounts” has the meaning provided Section 4.18.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Agent Members” has the meaning provided in Section 2.14.

“Applicable Redemption Date” has the meaning provided in Section 4.8(b)(3).

“A/R Facility” means any agreement or agreements governing a Qualified Receivables Transaction

“Asset Acquisition” means (1) an Investment by the Company, the Guarantor or any of their Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, the Guarantor or any of their Restricted Subsidiaries, or shall be merged with or into the Company, the Guarantor or any such Restricted Subsidiary, or (2) the acquisition by the Company, the Guarantor or any of their Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition for value by the Company, the Guarantor or any of their Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company, the Guarantor or any such Restricted Subsidiary of:  (1) any Capital Stock of the Company or any such Restricted Subsidiary of the Guarantor; or (2) any other property or assets of the Company, the Guarantor or any such Restricted Subsidiary, including any disposition by means of a merger, amalgamation, consolidation or similar transaction and (except as provided for in Article V or in clauses (c), (d), (f) or (l) below) regardless of whether in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a)                                  any transaction or series of related transactions for which the Company, the Guarantor or any of their Restricted Subsidiaries receive aggregate consideration of less than $5 million;

(b)                                 the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company or the Guarantor as permitted under Article V;

(c)                                  the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business;

(d)                                 the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

(e)                                  the licensing of intellectual property;

(f)                                    sales, disposals or replacements, in the ordinary course of business, of obsolete or worn-out property or property no longer useful;

(g)                                 the sale, lease, conveyance, disposition or other transfer by the Company, the Guarantor or any Restricted Subsidiary of the Guarantor of assets or property in transactions constituting Permitted Investments or Restricted Payments that are not prohibited under Section 4.8;

(h)                                 sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity (for the purposes of this clause (h), Purchase Money Notes shall be deemed to be cash);

(i)                                     transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(j)                                     leases or subleases to third persons not interfering in any material respect with the business of the Company, the Guarantor or any of the Guarantor’s Restricted Subsidiaries;

(k)                                  the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(l)                                     sales of inventory, scrap paper, solvents or pallets by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(m)                               the abandonment of intellectual property deemed no longer useful;

(n)                                 any Sale and Leaseback Transaction that is or would be permitted by the Senior Original Credit Facilities; and

(o)                                 proposed divestitures set forth on Schedule 5.02(h) of the Revolver and 5.02(g) of the Term Facility under the Senior Original Credit Facilities, the proceeds of which are applied in accordance with the terms of the Revolver and the Term Facility under the Senior Original Credit Facilities.

“Attributed Receivables Facility Indebtedness” at any time means the principal amount of Indebtedness which would be outstanding at such time under an A/R Facility if same were structured as a secured lending agreement rather than a purchase agreement; provided, however, that such principal amount shall be net of amounts of cash and Cash Equivalents on deposit in any principal funding or equalization account established pursuant to an A/R Facility which, if the A/R Facility were structured as a secured lending arrangement rather than as a facility for the sale of Receivables, would collateralize the Indebtedness issued thereunder.

“Authentication Order” has the meaning provided in Section 2.2.

“Bank Lenders” means various lenders from time to time under the Senior Credit Facilities.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute or any other United States federal, state or local law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

“Bankruptcy Order” means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

“Canadian Taxing Authority” means any federal, provincial, territorial or other Canadian government or any authority or agency therein having the power to tax.

“Capital Stock” means:

(1)                                  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)                                  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means any of the following, to the extent owned by the Company, the Guarantor or their Restricted Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents (as described in the Senior Credit Facilities) or claims or Liens permitted pursuant to this Indenture and having a maturity of not greater than 12 months from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or Canada or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States or Canada, (b) certificates of deposit of or time deposits with any commercial bank that is a lender pursuant to the Senior Credit Facilities or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States (or any state thereof) or Canada (or any province thereof) and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States or Canada (or any province thereof) and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (d) Investments, classified in accordance with GAAP as Current Assets of the Company, the Guarantor or any of their Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, or (e) offshore overnight interest bearing deposits in foreign branches of Credit Suisse.

“Change of Control” means the occurrence of either of the following events: (i) the direct or indirect acquisition in a single transaction or a series of related transactions by any Person or Persons, acting jointly or in concert, of shares representing fifty per cent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Guarantor or the Company, whether by way of take-over bid, merger, amalgamation, arrangement or otherwise; or (ii) the sale by the Company and/or the Guarantor or any Restricted Subsidiary in a single transaction or a series of related transactions, other than on, in connection with or pursuant to, the liquidation, dissolution, winding up, bankruptcy, insolvency or insolvent restructuring or reorganization of the Company and/or the Guarantor or any Restricted Subsidiary, of the assets of the Company, the Guarantor and their Restricted Subsidiaries which, taken as a whole, comprise ninety-five per cent (95%) or more of the net book value of the assets of the Guarantor on a Consolidated basis as of the end of the Guarantor’s most recently completed fiscal quarter, determined in accordance with GAAP, or to which, taken as a whole, may reasonably be attributed the generation of ninety-five per cent (95%) or more of the earnings before interest, depreciation and amortization of the Guarantor on a Consolidated basis over the Guarantor’s four most recently completed fiscal quarters, determined in accordance with GAAP.

“Change of Control Date” has the meaning provided in Section 4.14(a).

“Change of Control Offer” has the meaning provided in Section 4.14(a).

“Change of Control Payment Date” has the meaning provided in Section 4.14(b).

“Class A Preferred Shares” means the Class A Convertible Preferred Shares of the Guarantor issued by the Guarantor on the Issue Date or such additional Class A Preferred Shares issued at any time thereafter in the form of a dividend on the Class A Preferred Shares issued on the Issue Date in accordance with the Articles of Reorganization of the Guarantor existing on the Issue Date.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor.

“Consolidated” refers to the consolidation of accounts of the Guarantor, the Company and their Restricted Subsidiaries in accordance with GAAP.

“Consolidated Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (i) all items that, in accordance with GAAP, would be classified as

Indebtedness on a Consolidated balance sheet of such Person at such date and (ii) all Synthetic Debt of such Person at such date.

“Consolidated EBITDAR” means, for any period, without duplication

(a)                                  the sum, determined on a Consolidated basis, of

(i)                                     net income (or net loss),

plus the following, in each case to the extent deducted in determining net income:

(ii)                                  interest expense including facility fees, unused commitment fees, letter of credit fees and similar fees and other bank charges incurred in connection with debt for borrowed money, any prepayment premium on early redemption or prepayment of debt and the portion of rent expense under Capitalized Leases that is treated as interest, whether any of the foregoing is amortized or cash pay,

(iii)                               income tax expense,

(iv)                              minority interests in income,

(v)                                 depreciation expense,

(vi)                              amortization expense,

(vii)                           non-recurring or unusual expenses, costs or losses deducted in calculating net income less non-recurring or unusual gains added in calculating net income,

(viii)                        cash restructuring reserve or charges to the extent deducted in computing net income for such period and settled or to be settled in cash during such period,

(ix)                                fees, costs and expenses incurred on or around the Issue Date in connection with this Indenture and each of the Senior Original Credit Facilities,

(x)                                   losses from the sale of assets or business (other than the sale of inventory in the ordinary course of business),

(xi)                                non-cash restructuring reserve or charges and related non-cash losses or other non-cash charges of the Guarantor and the Restricted Subsidiaries, from the writedown in the valuation of any assets in each case of the Guarantor and its Restricted Subsidiaries, determined in accordance with GAAP for such period,

(xii)                             goodwill impairment charges,

(xiii)                          non-cash losses on foreign exchange (to the extent deducted from net income) including non-cash exchange losses from reductions of net investments in self sustaining foreign operations, it being understood that losses resulting from translation of balance sheet items including, without limitation foreign currency debt, shall be deemed to be non-cash until realized,

(xiv)                         non-cash losses on derivatives, swaps or other similar hedging agreements resulting from marking to market such instruments (to the extent deducted from net income), it being understood that losses resulting from marking to market such instruments shall be deemed to be non-cash until realized,

(xv)                            dividends on preferred shares classified as liabilities,

minus (b) the sum of the following to the extent included in the determination of net income:

(i)                                     interest income,

(ii)                                  gains from the sale of assets or business (other than the sale of inventory in the ordinary course of business),

(iii)                               non-cash gains on foreign exchange (to the extent included in net income) including non-cash exchange gains from reductions of net investments in self sustaining foreign operations, it being understood that gains resulting from translation of balance sheet items including, without limitation foreign currency debt, shall be deemed to be non-cash until realized,

(iv)                              non-cash gains on derivatives, swaps or other similar hedging agreements resulting from marking to market such transactions in accordance with GAAP (to the extent included in net income), it being understood that gains resulting from marking to market such instruments shall be deemed to be non-cash until realized,

(v)                                 minority interests in losses,

provided that (x) for the Fiscal Quarter ended December 31, 2008, EBITDAR shall be deemed to be $118.3 million and (y) for the Fiscal Quarter ended March 31, 2009, EBITDAR shall be deemed to be $35.6 million.  It is understood that all of the forgoing shall be determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, at any Transaction Date, the ratio of Consolidated Debt for Borrowed Money of the Company, the Guarantor and their Restricted Subsidiaries at such Transaction Date to Consolidated EBITDAR of the Company, the Guarantor and their Restricted Subsidiaries for the most recent Fiscal Year.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Debt for Borrowed Money” and “Consolidated EBITDAR” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                                  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Fiscal Year or at any time subsequent to the last day of the Fiscal Year and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Fiscal Year;

(2)                                  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDAR (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Fiscal Year) occurring during the Fiscal Year or at any time subsequent to the last day of the Fiscal Year and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Fiscal Year; and

(3)                                  any asset sales or Asset Acquisitions (including any Consolidated EBITDAR (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Fiscal Year) that have been made by any Person that has become a Restricted Subsidiary of the Guarantor or has been merged with or into the Guarantor or any Restricted Subsidiary of the Guarantor during the Fiscal Year or at any time subsequent to the last day of the Fiscal Year and on or prior to the Transaction Date that would have constituted asset sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Guarantor or subsequent to such Person’s merger into the Guarantor, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Fiscal Year;

provided, however, that to the extent that clause (2) or (3) of this sentence requires that pro forma effect be given to an asset sale or Asset Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.  If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Guarantor and its Restricted Subsidiaries for such period on a Consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)                                  gains and losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP;

(2)                                  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)                                  extraordinary, unusual or nonrecurring gains, losses, income or expense, and the related tax effects;

(4)                                  the net income (or loss) of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the Guarantor or the Company or is merged or consolidated with the Guarantor or the Company or any Restricted Subsidiary of the Guarantor or the Company;

(5)                                  the net income of any Restricted Subsidiary of the Guarantor or the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(6)                                  the net loss of any Person other than a Restricted Subsidiary of the Guarantor or the Company;

(7)                                  the net income of any Person, other than a Restricted Subsidiary of the Guarantor or the Company, except to the extent of cash dividends or distributions paid to the Guarantor or the Company or to a Restricted Subsidiary of the Guarantor or the Company by such Person unless, in the case of a Restricted Subsidiary of the Guarantor or the Company who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (5) above;

(8)                                  non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; and

(9)                                  the cumulative effect of a change in accounting principle.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, 4 - East, New York, NY 10286, Fax No.: (212) 815-5366, Attention: International Corporate Trust, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning provided in Section 8.2.

“Credit Agent” means the agent or representative of the lenders under the Senior Credit Facilities.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company against fluctuations in currency values.

“Current Assets” means, with respect to any Person at any time, the consolidated current assets (other than cash and Cash Equivalents) of that Person.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depository” means The Depository Trust Company, its nominees and successors.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

“Dollars” or the sign “$” means the lawful money of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” means each of the events set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto and the rules and regulations of the SEC promulgated thereunder.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair market value shall be determined by the Board of Directors of the Guarantor acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Guarantor delivered to the Trustee.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarter shall end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Guarantor.

“Fiscal Year” means (i) a fiscal year of the Guarantor ending on December 31 or (ii) for purposes of Sections 4.8 and 4.9 and the definition of “Consolidated Leverage Ratio”, with respect to any Transaction Date, the period of four Fiscal Quarters of the Guarantor most recently ended prior to such Transaction Date for which financial information is available.

“Foreign Subsidiary” means, at any time, any of the direct or indirect Restricted Subsidiaries of the Company or the Guarantor that are organized outside of the laws of the United States or Canada, any state or province thereof or the District of Columbia at such time.

“GAAP” means generally accepted accounting principles consistent with those applied in the preparation of the Consolidated financial statements of the Guarantor; provided, however, that if the Company or the Guarantor provides notice in accordance with the Senior Credit Facilities that the Company or the Guarantor wishes to amend any covenant or any related definition in the Senior Credit Facilities to eliminate the effect of any change in GAAP, or the adoption of the International Financial Reporting Standards, occurring after the date of this Indenture on the operation of such covenant (or if the Company or the Guarantor receives such notice in accordance with the Senior Credit Facilities), then the Company and the Guarantor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in accordance with the Senior Credit Facilities.  All accounting with respect to Indebtedness and Liens shall be deemed to be consistent with accounting principles applied in the preparation of the Consolidated financial statements of the Guarantor.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Guarantor or any of their Restricted Subsidiaries at “fair value”, as defined therein.

“Global Security” has the meaning provided in Section 2.2.

“Guarantee” means the guarantee of the Notes by the Guarantor pursuant to Article X which is evidenced by notations of guarantee substantially in the form of Exhibit C.

“Guarantor” means the Person named as “Guarantor” in the first paragraph of this Indenture until a successor corporation shall have become such pursuant to Section 10.4 of this Indenture, and thereafter “Guarantor” shall mean such successor corporation.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, spot and forward foreign exchange contracts and other hedging agreements.

“Holder” or “Securityholder” means a Person in whose name a Note is registered.  The Holder of a Note will be treated as the owner of such Note for all purposes.

“Indebtedness” means, with respect to any Person, without duplication:

(1)                                  all Obligations of such Person for borrowed money;

(2)                                  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                  all Capitalized Lease Obligations of such Person;

(4)                                  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)                                  all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)                                  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)                                  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, but which Obligations are not assumed by such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)                                  all Obligations under Currency Agreements and Hedge Agreements of such Person;

(9)                                  all Synthetic Debt; and

(10)                            all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued and unpaid dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Guarantor.

Accrual of interest, accretion or amortization of original issue discount and the payment of any interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for the purposes of Section 4.9.

Notwithstanding the foregoing, if Attributed Receivables Facility Indebtedness exceeds $100.0 million or after giving effect to an increase in the size of the A/R Facility will exceed $100.0 million, such excess above $100.0 million will be deemed to be Indebtedness for purposes of this Indenture, whether or not such Indebtedness would otherwise be included in this definition of Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time pursuant to the terms hereof.

“Insolvency Proceedings” means, collectively, (i) the cases commenced in the U.S Bankruptcy Court for the Southern District of New York under chapter 11 of the U.S. Bankruptcy Code by Quebecor World (USA) Inc. and certain other Subsidiaries of the Guarantor on January 21, 2008 and being jointly administered with one another under Case No. 08-10152 (the “Chapter 11 Cases”), and (ii) the proceedings currently pending before the Supreme Court of the Province of Quebec Commercial Division, for the Judicial District of Montreal (the “Canadian Court”) for a plan of reorganization and compromise under the Companies’ Creditors Arrangement Act (Canada) commenced by the Guarantor on January 21, 2008.

“Intercompany Indebtedness” means any Indebtedness of the Company or any Guarantor or any of their Restricted Subsidiaries which is owing to the Company, the Guarantor or any such Restricted Subsidiaries.

“interest,” when used with respect to any Note, means the amount of all interest accruing on such Note, including all interest accruing subsequent to the occurrence of any events specified in Sections 6.1(f) and 6.1(g) or which would have accrued but for any such event.

“Interest Payment Date,” when used with respect to any Note, means the stated maturity of an installment of interest specified in such Note.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” by any Person in any other Person means, with respect to any Person, any direct or indirect loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person.  “Investment” shall exclude extensions of trade credit by the Company, the Guarantor and their Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company, the Guarantor or such Restricted Subsidiary, as the case may be.  For the purposes of Section 4.8:

(1)                                  the Guarantor shall be deemed to have made an “Investment” equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made subsequent to the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary; and

(2)                                  the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Guarantor or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If the Company, the Guarantor or any of their Restricted Subsidiaries sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company or the Guarantor such that, after giving effect to any such sale or disposition, the Company or the Guarantor no longer owns, directly or indirectly, more than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company and the Guarantor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” has the meaning provided in the preamble.

“Laws” means all applicable statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession or province, or Tribunal, and “Law” means each of the foregoing.

“Legal Defeasance” has the meaning provided in Section 8.2.

“Legal Holiday” means any day other than a Business Day.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Maturity Date” means, when used with respect to any Note, the date specified in such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to Section 6.2).

“Net Cash Proceeds” means, (a) with respect to any sale, lease, transfer or other disposition of any asset of the Company, the Guarantor or any of their Restricted Subsidiaries (including the sale or other disposition of Capital Stock of any Restricted Subsidiary) but excluding any sale, lease, transfer or other disposition of assets pursuant to clauses (a) through (o) of the definition of “Asset Sales” or clauses (1), (2), (7), (8), (15) or (16) of “Permitted Investments” and, to the extent that the distribution to the Company, the Guarantor or any of their Restricted Subsidiaries of any proceeds of any sale, transfer or other disposition of any asset of a Foreign Subsidiary would (1) result in material adverse tax consequences, (2) result in a breach of any agreement governing Indebtedness of such Foreign Subsidiary permitted to exist or to be incurred by such Foreign Subsidiary under the terms of the Senior Credit Facilities and/or (3) be limited or prohibited under applicable local law, such distribution), 100% of the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness (other than Indebtedness under the Loan Documents (as described in the Senior Credit Facilities)) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) in the case of Net Cash Proceeds received by a Foreign Subsidiary, the principal amount of any Indebtedness of Foreign Subsidiaries permanently prepaid or repaid with such proceeds, (C) the reasonable and customary out-of-pocket costs, fees (including investment banking fees), commissions, premiums and expenses incurred by the Company, the Guarantor or their Restricted Subsidiaries, (D) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith, and (E) a reasonable reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Company, the Guarantor or any of its Restricted Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity which, by its terms, will not under any circumstances be made prior to the maturity date of the Senior Credit Facilities); provided, however, that Net Cash Proceeds shall not include cash receipts received after the Issue Date from sales, leases, transfers or other dispositions of assets (y) where each such individual sale, lease, transfer or other disposition of assets shall result in cash receipts in an amount less than $500,000 or (z) with respect to any sale, lease, transfer or other disposition of assets that results in cash receipts in an amount equal to or exceeding $500,000 (each, a “Qualifying Disposition”), where the aggregate amount of all such Qualifying Dispositions equals an amount less than $25,000,000, provided that such cash receipts shall constitute Net Cash Proceeds on each date on which the aggregate amount of cash receipts from Qualifying Dispositions that have not been applied to repay the loans or advances pursuant to the mandatory prepayment obligations under the Senior Credit Facilities shall equal or exceed $25,000,000; provided further, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in Productive Assets within 6 months after the date of receipt thereof or definitive agreements providing for such reinvestment have been entered into within 6 months after the date of receipt and such reinvestment is actually consummated within 12 months after the date of receipt; and

(b)                                 with respect to the issuance of any Capital Stock (including, without limitation, the receipt of any capital contribution) by any Person, 50% of the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Guarantor or any of its Restricted Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees or directors of the Guarantor or any of its Restricted Subsidiaries.

“Net Equity Proceeds” means, with respect to the issuance or sale, or receipt of a capital contribution in respect of, Qualified Capital Stock of the Guarantor, the cash proceeds and the fair market value of any non-cash proceeds (limited, in the case of non-cash proceeds, to the Capital Stock of Persons engaged in the same line of business as the Guarantor or any of its Subsidiaries or any line of business similar, related or ancillary thereto or complementary therewith or any Productive Assets) of such issuance or sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Proceeds Offer” has the meaning provided in Section 4.12(a).

“Net Proceeds Offer Amount” has the meaning provided in Section 4.12(a).

“Net Proceeds Offer Payment Date” has the meaning provided in Section 4.12(a).

“Net Proceeds Offer Trigger Date” has the meaning provided in Section 4.12(a).

“Non-U.S. Person” means a Person who is not a U.S. Person, as defined in Regulation S.

“Notes” means the 10% Senior Guaranteed Notes due July 15, 2013 that are issued pursuant to this Indenture (i) on or in respect of the Issue Date in the aggregate principal amount of up to $75,000,000 or (ii) on or in respect of any Interest Payment Date thereafter as PIK Notes (either by increase in the principal amount of outstanding Notes constituting Global Securities or by issuance of additional Notes to holders of outstanding Physical Securities) in an aggregate principal amount equal to the amount of interest then due and payable on outstanding Notes that is not paid in cash on such Interest Payment Date, in any such case, as amended or supplemented from time to time in accordance with the terms hereof, all treated as a single class.  For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to the Notes.  For purposes of this Indenture, all references to “principal amount” of the Notes shall include any PIK Notes issued in respect thereof (and any increase in the principal amount of the Notes) as a result of the payment of PIK Interest.

“Obligations” means all obligations for (a) principal, premium, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees and (b) to the extent liquidated and quantifiable at the time of determination, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness for borrowed money or other Indebtedness..

“Officer” means the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or Assistant Secretary.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel which opinion is reasonably acceptable to the Trustee, which may include outside or in-house counsel to the Company.

“Paying Agent” has the meaning provided in Section 2.3.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)                                  Indebtedness under the Notes (including any PIK Notes) and this Indenture (including the Guarantee thereof by the Guarantor);

(2)                                  Indebtedness incurred pursuant to the Senior Credit Facilities (including but not limited to Indebtedness in respect of letters of credit or bankers’ acceptances issued or created thereunder) (including the guarantees made thereunder) in a maximum principal amount not to exceed in the aggregate the amount equal to $1.1 billion, less the amount of any Attributed Receivables Facility Indebtedness up to $100 million in the aggregate pursuant to any A/R Facility (it being understood that the maximum Attributed Receivables Facility Indebtedness under all A/R Facilities will not exceed $100 million unless such excess above $100 million could be incurred under Section 4.9(a) hereof) ;

(3)                                  other Indebtedness of the Guarantor and its Restricted Subsidiaries outstanding on the Issue Date;

(4)                                  Hedge Agreements of the Company, the Guarantor or any Restricted Subsidiary of the Guarantor covering interest obligations under Indebtedness of the Company, the Guarantor or any of their Restricted Subsidiaries; provided, however, that any Indebtedness to which any such Hedge Agreements correspond is otherwise permitted to be incurred under this Indenture;

(5)                                  Indebtedness of the Company, the Guarantor or any of their Restricted Subsidiaries under (i) Currency Agreements entered into, in the judgment of the Guarantor, to protect the Company, the Guarantor or such Restricted Subsidiary from foreign currency exchange rates and (ii) Raw Material Hedge Agreements;

(6)                                  Intercompany Indebtedness of the Company, the Guarantor or any of their Restricted Subsidiaries;

(7)                                  Acquired Indebtedness of any Restricted Subsidiary of the Guarantor that is not a Guarantor to the extent that such Indebtedness could have been incurred in accordance with the Consolidated Leverage Ratio of Section 4.9 on the date such Indebtedness became Acquired Indebtedness; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Guarantor; provided further, that the aggregate amount of Indebtedness (including refinancings thereto pursuant to clause (9) below) pursuant to this clause (7) shall not exceed $60 million in the aggregate;

(8)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(9)                                  any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than pursuant to clauses (2), (4), (5), (6), (8), (11), (12), (13), (14) and (15) of this definition), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof or other premiums to the extent the Guarantor reasonably determines that such premiums are necessary to effect the refinancing (“Premiums”) and fees in connection therewith; provided, however, that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Premiums and related fees or (B) otherwise permitted to be incurred under this Indenture) of the Company, the Guarantor and their Restricted Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; provided, however, that no Restricted Subsidiary of the Guarantor may refinance any Indebtedness pursuant to this clause (9) other than its own Indebtedness;

(10)                            (x) Indebtedness incurred by the Company, the Guarantor and their Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and (y) Capitalized Lease Obligations in an aggregate principal amount outstanding for both clauses (x) and (y) (including refinancings thereof pursuant to clause (9) above), not to exceed $50 million at the time of any incurrence thereof;

(11)                            Indebtedness incurred by the Company, the Guarantor or any of their Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(12)                            Indebtedness arising from agreements of the Company, the Guarantor or any of their Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company or the Guarantor;

(13)                            obligations in respect of performance and surety bonds, completion guarantees or similar obligations provided by the Company, the Guarantor or any of their Restricted Subsidiaries in the ordinary course of business;

(14)                            Indebtedness consisting of guarantees (i) by the Company or the Guarantor of Indebtedness and any other obligation or liability permitted to be incurred under this Indenture by Restricted Subsidiaries of the Company, and (ii) subject to the provisions of Section 4.16, by Restricted Subsidiaries of the Company of Indebtedness and any other obligation or liability permitted to be incurred by the Company, the Guarantor or other Restricted Subsidiaries of the Company;

(15)                            Indebtedness in respect of netting services, customary overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(16)                            Indebtedness of the Company or any Guarantor arising from one or more Sale and Leaseback Transactions with respect to property having an aggregate book value not to exceed $40 million (but only as and to the extent such transactions are permitted under each of the Senior Credit Facilities;

(17)                            Indebtedness in respect of customary treasury, depository and cash management facilities in the ordinary course of business permitted by each of the Senior Credit Facilities;

(18)                            additional Indebtedness of the Company, the Guarantor or any Restricted Subsidiary in an aggregate principal amount not to exceed $40 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Senior Credit Facilities);

(19)                            Intercompany Indebtedness arising from Investments among the Company, the Guarantor and their Restricted Subsidiaries that are permitted hereunder and under each of the Senior Credit Facilities; and

(20)                            Indebtedness of any Foreign Subsidiary in connection with any transaction specified in clause (c) or (d) of the definition of “Asset Sale” to the extent constituting a transfer of receivables or related assets or any interest therein by such Foreign Subsidiary in connection with a non-recourse factoring or similar arrangement to the extent permitted under the each of the Senior Credit Facilities and in an aggregate principal amount not to exceed $40 million.

“Permitted Investments” means:

(1)                                  Investments by the Company, the Guarantor or any of their Restricted Subsidiaries in the Company, the Guarantor or any Restricted Subsidiary of the Company or the Guarantor;

(2)                                  cash and Cash Equivalents;

(3)                                  Investments existing on the Issue Date;

(4)                                  loans and advances to employees, officers and directors of the Company, the Guarantor and their Restricted Subsidiaries not in excess of $15 million at any one time outstanding;

(5)                                  accounts receivable owing to the Company, the Guarantor or any of their Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include concessionary trade terms as the customary trade terms;

(6)                                  Currency Agreements, Hedge Agreements and Raw Material Hedge Agreements entered into by the Company, the Guarantor or any of their Restricted

Subsidiaries in the ordinary course of business (and not for speculative purposes), and otherwise in compliance with this Indenture;

(7)                                  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8)                                  guarantees by the Company, the Guarantor or any of their Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company, the Guarantor or any of their Restricted Subsidiaries under this Indenture and the creation of Liens on the assets of the Company, the Guarantor or any of their Restricted Subsidiaries in compliance with Section 4.11;

(9)                                  Investments by the Company, the Guarantor or any of their Restricted Subsidiaries in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or the Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company, the Guarantor or any of their Restricted Subsidiaries;

(10)                            additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not exceeding $45 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)                            any Investment by the Company, the Guarantor or a Restricted Subsidiary of the Company or the Guarantor in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided, however, that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an equity interest;

(12)                            Investments received by the Company, the Guarantor or any of their Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided, however, that such Asset Sale is effected in compliance with Section 4.12;

(13)                            that portion of any Investment where the consideration provided by the Company is Capital Stock of the Company (other than Disqualified Capital Stock);

(14)                            Investments received in settlement of debts created in the ordinary course of business and owing to the Company, the Guarantor or any of their Restricted Subsidiaries or in satisfaction of judgments;

(15)                            Investments in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with current market practices; and

(16)                            Investments in the form of prepaid expenses and deposits to other Persons in the ordinary course of business.

“Permitted Liens” means the following types of Liens:

(1)                                  Liens securing Acquired Indebtedness incurred in reliance on clause (7) of the definition of “Permitted Indebtedness” and permitted refinancings thereof; provided, however, that such Liens do not extend to or cover any property or assets of the Company, the Guarantor or of any of their Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

(2)                                  Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (9) of the definition of “Permitted Indebtedness” in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided, however, that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

(3)                                  Liens in favor of the Company or the Guarantor on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary;

(4)                                  Liens securing Obligations under the Senior Credit Facilities (including, without limitation, Indebtedness in respect of letters of credit issued thereunder and guarantees thereunder) solely to the extent incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(5)                                  Liens securing the A/R Facility in respect of no more than $100 million of Attributed Receivables Facility Indebtedness less the amount of Indebtedness incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” in excess of $100 million;

(6)                                  Liens securing Hedge Agreements permitted to be incurred pursuant to clause (4) of the definition of “Permitted Indebtedness”;

(7)                                  Liens securing Currency Agreements and Raw Material Hedge Agreements permitted to be incurred pursuant to clause (5) of the definition of “Permitted Indebtedness”;

(8)                                  Liens securing Capitalized Lease Obligations permitted to be incurred pursuant to clause (10) of the definition of “Permitted Indebtedness” and permitted refinancings thereof;

(9)                                  Liens securing Indebtedness permitted to be incurred pursuant to clause (11) of the definition of “Permitted Indebtedness”;

(10)         purchase money Liens to finance property or assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) of the Company, the Guarantor or any of their Restricted Subsidiaries acquired or constructed in the ordinary course of business; provided, however, that (a) the related purchase money Indebtedness shall (x) be (or be a permitted refinancing of Indebtedness) permitted to be incurred pursuant to clause (10) of the definition of “Permitted Indebtedness” and (y) not exceed the cost of such property (including related expenses and taxes) or assets and shall not be secured by any property or assets of the Company, the Guarantor or such Restricted Subsidiary other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction;

(11)         inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(12)         Liens arising out of the existence of judgments or awards not constituting an Event of Default;

(13)         Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the Company, the Guarantor and their Restricted Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (y) to secure the performance by the Company, the Guarantor and their Restricted Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by the Company, the Guarantor and their Restricted Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(14)         Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

(15)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company, the Guarantor or any of their Restricted Subsidiaries in the ordinary course of business (excluding any general inventory financing);

(16)         Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens (other than any such Lien imposed pursuant to 430(k) of the Internal Revenue Code, by ERISA or by other applicable pension laws), on the property of the Company, the Guarantor or any their Restricted Subsidiaries arising in the ordinary course of business and securing payment of obligations that (i) are not yet overdue or (ii) are overdue and (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith and by appropriate proceedings;

(17)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company, the Guarantor or any of their Restricted Subsidiaries, including rights of offset and set-off;

(19)         Liens securing Obligations in an aggregate principal amount not to exceed $40,000,000;

(20)         any junior ERISA claims permitted by each of the Senior Credit Facilities;

(21)         easements, rights-of-way, zoning restrictions, licenses, encroachments, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company, the Guarantor or any of their Restricted Subsidiaries;

(22)         the filing of financing statements (precautionary or otherwise) in respect of Liens otherwise permitted hereunder and under each of the Senior Credit Facilities;

(23)         any interest or title of a lessor or sublessor under any lease or sublease by the Company, the Guarantor or any Restricted Subsidiary; and

(24)         precautionary liens on short term assets of Restricted Subsidiaries arising in connection with a transaction permitted under clause (c) or (d) of Asset Sales.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Physical Securities” means Notes, together with their related Guarantee, issued in the form of certificated Notes, together with their related Guarantee, in registered form in substantially the form set forth in Exhibit A.

“PIK Interest” means interest paid on the Notes in the form of increasing the outstanding principal amount of the Notes constituting Global Securities or issuing PIK Notes in respect of Notes constituting Physical Securities, all in accordance with Section 2.2 hereof.

“PIK Notes” means the 10% Senior Guaranteed Notes due July 15, 2013 of the Company issued pursuant to Section 2.2 under this Indenture on the same terms and conditions as the

Notes issued on the Issue Date in connection with the payment of PIK Interest (except that interest on any such PIK Notes shall accrue not from the Issue Date but from the related Interest Payment Date on which such PIK Interest was due).  For purposes of this Indenture, all references to “PIK Notes” shall include the Related PIK Notes.

“Plans” means collectively, (i) the Third Amended Joint Plan of Reorganization of Quebecor World (USA) Inc. and Certain Affiliated Debtors and Debtors-In-Possession, dated July 1, 2009, as modified, filed in the Chapter 11 Cases, and (ii) the Modified Second Amended and Restated Plan of Reorganization and Compromise of Quebecor World Inc., dated July 19, 2009.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” of a debt security means the principal amount of the security plus, when appropriate, the premium, if any, on the security.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act as interpreted by the Company’s chief financial officer or Board of Directors in consultation with its independent certified public accountants.

“Productive Assets” means assets (including Capital Stock) of a kind used or usable in the businesses of the Company, the Guarantor or their Restricted Subsidiaries, or related to such business, conducted on the Issue Date or in businesses reasonably related thereto.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company, the Guarantor or any Subsidiary of the Company or the Guarantor in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Capital Stock” means any Capital Stock of the Guarantor that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, the Guarantor or any of their Subsidiaries pursuant to which the Company, the Guarantor or any of their Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company, the Guarantor or any of their Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company, the Guarantor or any of their Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Raw Material Hedge Agreements” means agreements designed to hedge against fluctuations in the cost of raw materials entered into in the ordinary course of business in connection with the operation of the Company’s, the Guarantor’s and their Restricted Subsidiaries’ business.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company or the Guarantor (or another Person in which the Company, the Guarantor or any of their Subsidiaries makes an Investment and to which the Company, the Guarantor or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Guarantor (as provided below) as a Receivables Entity:

(1)           no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(i)            is guaranteed by the Company, the Guarantor or any of their Subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(ii)           is recourse to or obligates the Company, the Guarantor or any of their Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

(iii)          subjects any property or asset of the Company, the Guarantor or any of their Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)           with which none of the Company, the Guarantor or any of their Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company, the Guarantor or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Guarantor, other than (i) pursuant to documents which evidence a Qualified Receivables Transaction and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)           to which none of the Company, the Guarantor or any of their Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing.

Any such designation by the Board of Directors of the Guarantor shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Guarantor giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Date” means, with respect to any Note, the Maturity Date of such Note or the date on which such Note is to be redeemed by the Company pursuant to the terms of the Notes.

“Registrar” has the meaning provided in Section 2.3.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, senior associate, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” has the meaning provided in Section 4.8.

“Restricted Securities Legend” has the meaning provided in Section 2.15.

“Restricted Security” means (i) any Note issued as a Physical Security on the Issue Date to a Holder who, upon request of the Company delivered to such Holder at least 10 Business Days prior to the Issue Date, fails to certify in writing that such Holder is not an underwriter as defined in Section 1145 of the Bankruptcy Code; (ii) subject to the second paragraph of Section 2.15(a), any Note issued upon the transfer, exchange or replacement of any Restricted Security and (iii) any Note issued as a PIK Note in payment of interest due and payable on any Restricted Security; provided, however, that any Note issued upon the transfer, exchange or replacement of any Restricted Security that no longer bears (or, pursuant to the second paragraph of Section 2.15(a), is no longer required to bear) a Restricted Securities Legend shall cease to (and shall not) be a Restricted Security.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Revolver” has the meaning provided in the definition of Senior Original Credit Facilities.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company, the Guarantor or any of their Restricted Subsidiaries of any property, whether owned by the Company, the Guarantor or any of their Restricted Subsidiaries at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company, the Guarantor or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means Holder.

“Senior Credit Facilities” means the Senior Original Credit Facilities as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Senior Indebtedness” means indebtedness and all other monetary Obligations of every nature outstanding under the Senior Credit Facilities.

“Senior Original Credit Facilities” means (a) the Credit Agreement (the “Revolver”), dated as of July 21, 2009, by and among the Company and the Guarantor, as borrowers, the guarantors party thereto, General Electric Capital Corporation (“GE”), Wells Fargo Foothill, LLC (“Wells Fargo”) and Credit Suisse (“CS”), as co-administrative agents, GE Canada Finance Holding Company (“GE Canada”), as Canadian agent and Canadian collateral agent, GE, Wells Fargo and CS, as co-collateral agents, Wells Fargo, as Issuing Bank, GMAC Commercial Finance LLC, as syndication agent and the initial lenders and the other lenders party thereto and (b) the Term Facility Credit Agreement (the “Term Facility”), dated as of July 21, 2009, by and among the Company and the Guarantor, as borrowers, the guarantors party thereto, CS, GE, GE Canada and Wachovia Bank, National Association (“Wachovia”), as co-administrative agents and as co-collateral agents, CS, as syndication agent, GE, GE Canada and Wachovia, as co-documentation agents and the initial lenders and the other lenders party thereto and (c) the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as in effect on the Issue Date without giving effect to any amendment, supplement or modification thereto or any consents or waivers in respect thereof.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Specified Notes” has the meaning provided in Section 4.8(b)(3).

“Specified Redemption Date” has the meaning provided in Section 4.8(b)(3).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, the Guarantor or any of their Subsidiaries which, taken as a whole, are reasonably customary in an accounts receivable transaction (including, without limitation, all such representations, warranties, covenants and indemnities included in the documents evidencing any A/R Facility as in effect on the Issue Date).

“Subordinated Obligation” means (x) with respect to the Company, any indebtedness for borrowed money of the Company (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the Notes, pursuant to a written agreement and (y) with respect to the Guarantor, any indebtedness for borrowed money of the Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the Guarantee of the Guarantor, pursuant to a written agreement.

“Subsidiary” with respect to any Person, means:

(1)           any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)           any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP, excluding ordinary operating leases not intended to function primarily as a borrowing of funds.

“Taxes” means any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied (including penalties, interest and any other liabilities related thereto) by or on behalf of a Canadian Taxing Authority.

“Term Facility” has the meaning provided in the definition of Senior Original Credit Facilities.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Indenture.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company, the Guarantor or any of their Restricted Subsidiaries, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of the United States or any state, province, commonwealth, nation, territory or possession, whether now or hereafter constituted and/or existing.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Subsidiary” of any Person means:

(1)           any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Guarantor may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company, the Guarantor or any other Subsidiary of the Company or the Guarantor that is not a Subsidiary of the Subsidiary to be so designated; provided, however that:

(1)           the Guarantor certifies to the Trustee that such designation complies with Section 4.8; and

(2)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company, the Guarantor or any of their Restricted Subsidiaries.

The Board of Directors of the Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)           immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9; and

(2)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.  Any such designation by the Board of Directors of the Guarantor shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.  In the event of any defaulted Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall be calculated as if no default had occurred.

“Wholly Owned Subsidiary” means any Restricted Subsidiary of the Guarantor or the Company, respectively, all the outstanding voting interests or voting Capital Stock of which (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by the Guarantor or the Company, respectively.

Section 1.2             Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision shall be deemed incorporated by reference in and made a part of this Indenture.  The following TIA terms used in this Indenture have the following meanings:

(a)           “Commission” means the SEC;

(b)           “indenture securities” means the Notes, together with the related Guarantee;

(c)           “indenture security holder” means a Securityholder;

(d)           “indenture to be qualified” means this Indenture;

(e)           “indenture trustee” or “institutional trustee” means the Trustee; and

(f)            “obligor “ on the indenture securities means the Company or any other obligor on the Notes and the Guarantee.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings so assigned to them therein.

Section 1.3             Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           “or” is exclusive;

(c)           words in the singular include the plural, and words in the plural include the singular;

(d)           provisions apply to successive events and transactions;

(e)           “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subdivision; and

(f)            unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company.

ARTICLE II

THE SECURITIES

Section 2.1             Form and Dating.

The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A annexed hereto, which are hereby incorporated in and expressly made a part of this Indenture.  Subject to Section 2.15(d), the Notes may have notations, legends or endorsements required by law, rule, usage or agreement to which the Company is subject.  Each Note shall be dated the date of its issuance and shall show the date of its authentication.  The terms and provisions contained in the Notes and the Guarantee shall constitute, and are expressly made, a part of this Indenture.

Section 2.2             Execution and Authentication.

Two Officers shall execute the Notes on behalf of the Company by either manual or facsimile signature.  The Guarantor shall execute the Guarantee in the manner set forth in Article X.

If a Person whose signature is on a Note as an Officer no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until the Trustee manually signs the certificate of authentication on the Note (with the attached Guarantee executed by the Guarantor in the manner set forth in Article X).  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.  Each Note shall be dated the date of its authentication.

The Trustee shall initially authenticate Notes for original issue on or in respect of the Issue Date in an aggregate principal amount of up to $75,000,000 upon a written order of the Company in the form of an Officer’s Certificate of the Company (“Authentication Order”) (other than as provided in Section 2.7 ).  The Trustee shall thereafter authenticate and deliver any Notes (or increase the principal amount of any Notes constituting Global Securities) solely on an Interest Payment Date prior to the Maturity Date and solely in satisfaction of a payment of PIK Interest then due and payable on the then outstanding Notes on such Interest Payment Date, for an aggregate principal amount equal to such interest so due and payable on such Interest Payment Date as specified in an Authentication Order for such PIK Notes (or increases in the principal amount of any Notes) (so long as permitted by the terms of this Indenture) for original issue upon an Authentication Order (other than as provided in Section 2.7).  Each such written order shall specify the amount of the Notes to be authenticated and the date on which the Notes are to be authenticated.  On any Interest Payment Date on which the Issuer pays PIK Interest with respect to a Global Security, the Trustee shall increase the principal amount of such Global Security by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Security as of the relevant Record Date for such Interest Payment Date, to the credit of the Holders on such Record Date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the

Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase.  On any Interest Payment Date on which the Issuer pays PIK Interest by issuing definitive PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant interest period as of the relevant Record Date for such Interest Payment Date, shall be rounded up to the nearest $1.00.  This Indenture shall not be subject to “re-open” for, or otherwise permit, issuance of any Notes other than as specified in the first two sentences of this paragraph.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  Such authenticating agent shall have the same authenticating rights and duties as the Trustee in any dealings hereunder with the Company or with any Affiliate of the Company.

The Notes shall be issuable only in registered form without coupons and only in denominations of $1.00 and integral multiples of $1.00 thereof, subject to the payment of PIK Interest, in which case the aggregate principal amount of the Notes may be increased by, or PIK Notes may be issued in, an aggregate principal amount equal to the amount of PIK Interest paid by the Company for the applicable period, rounded up the nearest whole dollar.

Notes shall be issued initially in the form of (i) one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (“Global Security”), deposited with the Trustee, as custodian for the Depository, and shall bear the legend set forth on Exhibit B or (ii) Physical Securities; provided, however, that only Restricted Securities shall bear the Restricted Securities Legend.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Responsible Officers executing such Notes, as evidenced by their execution of such Notes.

The aggregate principal amount of any Global Security may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

Each PIK Note is an additional obligation of the Company and the Guarantor and shall be governed by, and entitled to the benefits of, this Indenture and shall be subject to the terms of this Indenture (including the Guarantee), shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Notes (except, as the case may be, with respect to the issuance date and aggregate principal amount).

No Global Securities or interests therein shall constitute Restricted Securities.

Section 2.3             Registrar and Paying Agent.

The Company shall maintain an office or agency (which shall be located in the Borough of Manhattan in the City of New York, State of New York) where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency (which shall be located in the Borough of Manhattan, City of New York, State of New York) where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent.  The Company may act as its own Paying Agent except that for the purposes of payments on account of principal on the Notes pursuant to Sections 4.12 and 4.14, neither the Company nor any Affiliate of the Company may act as Paying Agent.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such Agent.  The Company shall notify the Trustee of the name and address of any such Agent.  If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.7.

The Company initially appoints the Trustee as Registrar and Paying Agent and agent for service of notices and demands in connection with the Notes.

Section 2.4             Paying Agent to Hold Money in Trust.

Each Paying Agent shall hold in trust for the benefit of the Securityholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment.  Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder.  The Company at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.1(a) or (b) upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed.  Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.5             Securityholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Securityholders and otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Securityholders.

Section 2.6             Transfer and Exchange.

Subject to the provisions of Sections 2.14 and 2.15, when Notes are presented to the Registrar or a co-Registrar with a request from the Holder of such Notes to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorneys duly authorized in writing.  To permit registrations of transfers and exchanges, the Company shall issue and execute and the Trustee shall authenticate new Notes (together with related Guarantee executed by the Guarantor) evidencing such transfer or exchange.  No service charge shall be made to the Securityholder for any registration of transfer or exchange.  The Company may require from the Securityholder payment of a sum sufficient to cover any transfer taxes or other governmental charge that may be imposed in relation to a transfer or exchange, but this provision shall not apply to any exchange pursuant to Section 2.10, 2.14(b), 3.6, 4.12(d), 4.14(c) or 9.5 (in which events the Company will be responsible for the payment of such taxes).  The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article III, except the unredeemed portion of any Note being redeemed in part.

Section 2.7             Replacement Notes.

If a mutilated Note is surrendered to the Registrar or the Trustee or if the Holder of a Note of any series claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note (together with related Guarantee executed by the Guarantor) if the Holder of such Note furnishes to the Company and to the Trustee evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note.  If required by the Trustee or the Company, an indemnity bond shall be posted, sufficient in the judgment of the Company or the Trustee, as the case may be, to protect the Company, the Trustee or any Agent from any loss that any of them may suffer if such Note is replaced.  The Company may charge such Holder for the Company’s expenses in replacing such Note and the Trustee may charge the Company for the Trustee’s expenses in replacing such Note.  Every replacement Note shall constitute an additional obligation of the Company and shall be entitled to the benefits of this Indenture.

Section 2.8             Outstanding Notes.

The Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those canceled by it, (b) those delivered to it for cancellation or (c) those described in this Section 2.8 as not outstanding.  A Note does not cease to be outstanding because the Company or one of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

If the Paying Agent holds, in its capacity as such, on any Maturity Date or on any optional redemption date money sufficient to pay all accrued interest and principal with respect to such Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.9             Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or notice of default or direction, waiver or consent or any amendment, modification or other change to this Indenture, Notes owned by the Company or any Subsidiary or an Affiliate of the Company shall be deemed not to be outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes that the Trustee knows are so owned shall be so disregarded.  The Company shall notify the Trustee, in writing, when it or any of its Affiliates repurchases or otherwise acquires Notes, of the aggregate principal amount of such Notes so repurchased or otherwise acquired.

Section 2.10           Temporary Notes.

Until definitive Notes are prepared and ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes (together with related Guarantee executed by the Guarantor).  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company reasonably considers appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes (together with related Guarantee executed by the Guarantor) in exchange for temporary Notes.  Until such exchange, such temporary Notes shall be entitled to the same rights, benefits and privileges as the definitive Notes.

Section 2.11           Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall (subject to the record-retention requirements of the Exchange Act) dispose of canceled Notes unless the Company directs the Trustee to return such Notes to the Company.  The Company may not reissue or resell, or issue new Notes to replace, Notes that the Company has redeemed or paid, or that have been delivered to the Trustee for cancellation.

Section 2.12           Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Persons who are Securityholders on a subsequent special record date.  Such record date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day.  At least 15 days before the subsequent special record date, the Company shall mail (or cause to be mailed) to each Securityholder a notice that states the record date, the payment date and the amount of defaulted interest to be paid.  Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 30-day period set forth in Section 6.1(a) or (b) shall be paid to Holders of Notes as of the regular record date for the interest payment date for which interest has not been paid.  Notwithstanding the foregoing, the Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Section 2.13           CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number, and if so, such CUSIP number shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.  The Company will promptly notify the Trustee of any change in the CUSIP number.

Section 2.14           Book-Entry Provisions for Global Securities.

(a)           The Global Securities initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit B.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Security, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Security for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)           Transfers of Global Securities shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees.  Physical Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Securities, in accordance with the rules and procedures of the Depository, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for any Global Security and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository to issue Physical Securities.

(c)           In connection with the transfer of Global Securities as an entirety to beneficial owners pursuant to paragraph (b), the Global Securities shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Securities, an equal aggregate principal amount of Physical Securities (together with related Guarantee executed by the Guarantor) of authorized denominations.

(d)           The Holder of any Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.15           Special Transfer Provisions.

(a)           Restricted Securities Legend.  Each Restricted Security shall be a Physical Security and shall bear a legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS NOVINK (USA) CORP. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Upon the transfer, exchange or replacement of Notes not bearing the Restricted Securities Legend, the Registrar shall deliver Notes that do not bear the Restricted Securities Legend.  Upon the transfer, exchange or replacement of Notes bearing the Restricted Securities Legend, the Registrar shall deliver only Notes constituting Physical Securities that bear the Restricted Securities Legend unless (i) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been sold pursuant to an effective registration statement under the Securities Act.

(b)           General.  By its acceptance of any Note bearing the Restricted Securities Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Securities Legend and agrees that it will transfer such Note only as provided in this Indenture.

(c)           The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.14 or this Section 2.15.  The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(d)           No Note (other than any Restricted Security) shall bear any legend, or otherwise be subject to any restriction on transfer or exchange, with respect to any compliance with the Securities Act or any other securities laws of any jurisdiction.

Section 2.16           Calculation of Principal Amount of Notes.

The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes (including any outstanding PIK Notes and any increased principal amounts as a result of any PIK Payment) outstanding at such date of determination (as determined in accordance with Section 2.8).  With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes then outstanding, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.8 and Section 2.9 of this Indenture.  Any such calculation made pursuant to this Section 2.16 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE III

REDEMPTION

Section 3.1             Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 6 of the Notes and Section 3.7 hereof, it shall notify the Trustee and the Paying Agent in writing of the Redemption Date and the principal amount of Notes to be redeemed.

The Company shall give each notice provided for in this Section 3.1 at least 30 but not more than 60 days before the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee), together with an Officer’s Certificate stating that such redemption will comply with the conditions contained herein and in the Notes.

Section 3.2             Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed, the Trustee shall select Notes to be so redeemed in compliance with applicable requirements that the Company shall advise it of in writing of the principal national securities exchange, if any, on which the Notes are listed, or Clearing System, if the Notes are not listed on a national securities exchange, by lot, pro rata or in such other fair and appropriate manner chosen at the discretion of the Trustee.  The Trustee shall make the selection from the Notes outstanding and not previously called for redemption.  Notes in denominations of $1,000 or less may only be redeemed in whole.  The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount of each certificate selected for redemption.

Section 3.3             Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause the mailing of a notice of redemption by first-class mail, postage prepaid, to each Holder of Notes to be redeemed at such Holder’s address as it appears on the Notes register maintained by the Registrar with a copy to the Trustee and any Paying Agent.  The notice shall identify the Notes to be redeemed and shall state:

(a)           the Redemption Date;

(b)           the redemption price to be paid;

(c)           the name and address of the Paying Agent;

(d)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and accrued interest, if any;

(e)           that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes to be redeemed;

(f)            if any Note is to be redeemed in part, the portion of the principal amount of such Note to be redeemed and that, on or after the Redemption Date, upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued without charge to the Securityholder;

(g)           if less than all of the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed; and

(h)           the CUSIP number, if any.

At the Company’s request, made to the Trustee at least 45 days prior to the Redemption Date, the Trustee shall give the notice of redemption, in the Company’s name and at the Company’s expense, in accordance with this Section 3.3.

Section 3.4             Effect of Notice of Redemption.

Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price.  Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price plus accrued interest to the Redemption Date, but interest installments whose Interest Payment Date is on or prior to such Redemption Date will be payable on the relevant Interest Payment Dates to the Holders of record at the close of business on the relevant record dates referred to in the Notes.

Section 3.5             Deposit of Redemption Price.

Prior to 10:00 a.m. New York City time on the date that is at least one Business Day prior to the Redemption Date, the Company shall deposit with the Paying Agent in immediately available funds U.S. Legal Tender sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date.

If any Note surrendered for redemption in the manner provided in the Notes shall not be so paid on the Redemption Date due to the failure of the Company to deposit sufficient funds with the Paying Agent, interest will continue to accrue from and including the Redemption Date until such payment is made on the unpaid principal and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the date and in the manner provided in the Notes.

All calculations of amounts payable upon any redemption hereunder (including any premium) shall be the responsibility of the Company, and not the Trustee.

Section 3.6             Notes Redeemed in Part.

Upon surrender to the Paying Agent of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder a new Note (together with related Guarantee executed by the Guarantor) equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.7             Optional Redemption.

Subject to compliance by the Company with any limitations with respect thereof contained in the Senior Credit Facilities, the Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time on or after the first anniversary of the Issue Date at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below if redeemed during the twelve-month period commencing on the first anniversary of the Issue Date and each anniversary thereof in the year set forth below:

Year	Percentage
2010	105%
2011	103%
2012	101%

In addition, the Company must pay accrued and unpaid interest thereon to the applicable Redemption Date.

A redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

ARTICLE IV

COVENANTS

Section 4.1             Payment of Notes.

(a)           The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture; provided, however, that any installment of interest paid in cash, except with respect to any such amounts payable on the Maturity Date, any Redemption Date, any Net Proceeds Offer Payment Date or any Change of Control Payment Date shall be subject to the terms and provisions of the Senior Credit Facilities.  An installment of principal or interest paid in cash, shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company or any Subsidiary of the Company or any Affiliate of any thereof) holds on such date immediately available funds designated for and sufficient to pay such installment.  An installment of PIK Interest shall be considered paid on the due date if on such date (1) if PIK Notes (including PIK Notes that are Global Securities) having a principal amount equal to such installment have been issued therefore, such PIK Notes have been authenticated in accordance with the terms of this Indenture and (2) if the PIK Payment is made by increasing the principal amount of Global Securities then authenticated, the Trustee has increased the principal amount of Global Securities then authenticated by the amount of such installment.

(b)           The Company shall pay interest (including Accrued Bankruptcy Interest) on overdue principal and on overdue installments of interest, in each case at the rate per annum specified in the Notes, to the extent lawful.

(c)           Not less than five Business Days prior to each Interest Payment Date, the Company shall deliver a notice to the Trustee specifying the aggregate amount of PIK Interest to be paid through increases in the Global Security and through the issuance of additional PIK Notes.  On the relevant Interest Payment Date the Trustee shall record increases in the Global Security and authenticate PIK Notes, as appropriate, in the aggregate principal amounts required to pay the PIK Interest then due.

The Company shall deliver an Authentication Order to the Trustee in accordance with Section 2.2 hereof upon payment of PIK Interest.

Section 4.2             Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency, where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.2.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes.  The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Corporate Trust Office of the Trustee set forth in Section 11.2 as an agency of the Company in accordance with Section 2.3.

Section 4.3             Corporate Existence.

Subject to Article V hereof, each of the Company and the Guarantor shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done, at its own cost and expense, all things necessary to, preserve and keep in full force and effect the corporate existence and rights (charter and statutory), licenses and/or franchises of the Company and the Guarantor and each such Restricted Subsidiary, except where the failure to so comply would not have a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, properties or prospects of the Company, the Guarantor and their Restricted Subsidiaries as a whole and is not adverse in any material respect to the Holders.

Section 4.4             Payment of Taxes and Other Claims.

Each of the Company and the Guarantor shall and shall cause each of their Restricted Subsidiaries to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon its or its Subsidiaries’ income, profits or property and (b) all material lawful claims for labor, materials and supplies which, if unpaid, would be reasonably likely to by law become a Lien upon its property or the property of any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings and for which disputed amounts adequate reserves (in the good faith judgment of the Board of Directors or management of the Company) have been made in accordance with GAAP.

Section 4.5             Maintenance of Properties; Books and Records; Compliance with Law; Insurance.

(a)           Each of the Company and the Guarantor shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided, however, that nothing in this Section 4.5 shall prevent the Company, the Guarantor or any such Restricted Subsidiary, as the case may be, from discontinuing the operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is either (i) in the ordinary course of business, or (ii) in the reasonable and good faith judgment of the Board of Directors or management of the Guarantor desirable in the conduct of the business of the Company, the Guarantor or any such Restricted Subsidiary; provided further, that nothing in this Section 4.5 shall prevent the Company or the Guarantor, as the case may be, from discontinuing the operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal would not have a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, properties or prospects of the Company, the Guarantor and their Restricted Subsidiaries as a whole and is not adverse in any material respect to the Holders.

(b)           Each of the Company and the Guarantor shall, and shall cause their Restricted Subsidiaries to, comply with all applicable laws, rules, regulations, orders and resolutions of each governmental authority having jurisdiction over it or its business except where the failure to so comply would not have a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, properties or prospects of the Company, the Guarantor and their Restricted Subsidiaries as a whole and is not adverse in any material respect to the Holders.

(c)           Each of the Company and the Guarantor shall provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties; and maintain in full force and effect public liability insurance, with reputable insurers or with the government of the United States of America or Canada, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry in which the Company, the Guarantor or such Restricted Subsidiary, as the case may be, is then conducting business.

Section 4.6             Compliance Certificates; Notice of Default.

(a)           Each of the Company and the Guarantor shall deliver to the Trustee, within 120 days after the end of its fiscal year, an Officer’s Certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer complying with TIA § 314(a)(4) stating (i) that a review of the activities of the Company and the Guarantor and the activities of their Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and the Guarantor have kept, observed, performed and fulfilled each of their respective obligations under this Indenture and the Notes and (ii) that, to the best knowledge of such Officer after due inquiry, the Company or the Guarantor, as the case may be, has kept, observed, performed and fulfilled, in each case in all material respects, each and every covenant and other obligation contained in this Indenture and the Notes and is not in default in the performance or observance of any of the terms, provisions and conditions hereof and has not failed to comply with any other obligation hereunder (or, if a Default, Event of Default or failure to comply with any other obligation hereunder shall have occurred, describing with particularity all such Defaults, Events of Default or failures to comply with any other obligation hereunder of which such Officer may have knowledge, including, but not limited to, their status and what action the Company, or the Guarantor, as the case may be, is taking or proposes to take with respect thereto).

(b)           The Company shall, so long as any of the Notes are outstanding, deliver (i) to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto, and (ii) to the Trustee and Holders, the address to be used by the Trustee and Holders for delivery of an Acceleration Notice to the Credit Agent.

Section 4.7             Reports by Guarantor.

The Guarantor shall:

(a)           file with the Trustee, within 15 days after the Guarantor is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Guarantor may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;

(b)           file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by the Company and the Guarantor with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations;

(c)           notwithstanding that the Guarantor may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Guarantor shall file with the SEC and provide the Trustee and Holders,

(1)           within 140 days after the end of each fiscal year, annual reports on Form 20-F or 40-F as applicable (or any successor form), containing the information required to be contained therein (or required in such successor form) or that would be so required if the Guarantor were required to file such Forms; and

(2)           within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form), containing (x) the information required to be contained therein (or required in such successor form) or that would be so required if the Guarantor were required to file such Forms and (y) in addition, regardless of applicable requirements, at a minimum, such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not the Guarantor has any of its securities so listed.

Each of such reports will be prepared in accordance with Canadian or United States disclosure requirements and the accounting principles as used in the preparation of the Guarantor’s financial statements, provided, however, that the Guarantor shall not be so obligated to file such reports with the SEC if the SEC does not permit such filings; and

(d)           transmit to all Holders, in the manner and to the extent provided in TIA Section 313(c), within 15 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (a) and (b) of this Section as may be required by rules and regulations prescribed from time to time by the SEC.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s or the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.8             Limitation on Restricted Payments.

(a)           Neither the Company nor the Guarantor shall, and they shall cause each of their Restricted Subsidiaries not to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution (other than (x) dividends or distributions payable in Qualified Capital Stock of the Guarantor or options, warrants and other rights to purchase the same and (y) pro rata dividends or distributions on Capital Stock of such Restricted Subsidiaries, including to holders of a minority stake, if any, in the Capital Stock of such Restricted Subsidiaries) on or in respect of shares of Capital Stock of the Guarantor, the Company or any of their Restricted Subsidiaries to holders of such Capital Stock;

(2)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, the Guarantor or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)           make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation; or

(4)           make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”)

if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)            a Default or an Event of Default shall have occurred and be continuing; or

(ii)           the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9; or

(iii)          the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Guarantor) shall exceed the sum of (the “Restricted Payment Basket”):

(w)         50% of the cumulative Consolidated Net Income (or if Consolidated Net Income shall be a net loss, minus 100% of such loss) of the Guarantor earned during the period comprising each of the Fiscal Quarters that has been completed subsequent to the Fiscal Quarter during which the Issue Date occurs and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x)          100% of the aggregate Net Equity Proceeds received by the Guarantor from any Person (other than the Company or any Restricted Subsidiary of the Guarantor) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Guarantor (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding aggregate Net Equity Proceeds from the sale of Capital Stock to the extent used to repurchase or acquire shares of Capital Stock of the Guarantor or a Subordinated Obligation of the Company or a Guarantor pursuant to clause (5) of the next succeeding paragraph (b) below); plus

(y)          without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate Net Equity Proceeds of any equity contribution received by the Guarantor from a holder of the Guarantor’s Qualified Capital Stock subsequent to the Issue Date; plus

(z)          to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the net cash proceeds received with respect to such sale, liquidation or repayment of such Investment, but only to the extent not included in the calculation of net income (or net loss).

(b)           Notwithstanding the foregoing, the provisions set forth in paragraph (a) do not prohibit:

(1)           the payment of any dividend by the Guarantor within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)           the payment of any cash dividends and distributions on the Class A Preferred Shares in accordance with the Articles of Reorganization of the Guarantor existing on the Issue Date; provided, however, that no Default or Event of Default has occurred and is continuing and the payment of any such cash dividends and distributions is permitted to be made pursuant to each of the Senior Credit Facilities;

(3)           the repurchase, redemption, acquisition or retirement for value of any Class A Preferred Shares in accordance with the Articles of Reorganization of the Guarantor existing on the Issue Date if (but only if) (i) such repurchase, redemption, acquisition or retirement for value of Class A Preferred Shares is in an amount not greater than the Pro Rata Redemption Amount (as defined in the Articles of Reorganization of the Guarantor existing on the Issue Date) with respect to, and is effected substantially simultaneously with or after, the repurchase or redemption of Notes in cash in such aggregate principal amount, and at such repurchase or redemption price, as is required hereunder on (A) in the case of a Net Proceeds Offer, the Net Proceeds Offer Payment Date, (B) in the case of a Change of Control Offer, the Change of Control Payment Date, and (C) in the case of any other mandatory redemption of (or offer to redeem) the Notes hereunder prior to the Maturity Date (which, for the avoidance of doubt, shall not include any required repayment of the Notes arising as a result of the acceleration of the maturity thereof pursuant to Section 6.2 hereof upon an Event of Default), the date of such redemption, or (ii) substantially simultaneously with any other repurchase, redemption, acquisition or retirement for value of Class A Preferred Shares, the Company redeems (or, if such repurchase, redemption, acquisition or retirement for value is effected prior to the first anniversary of the Issue Date, the Company irrevocably deposits U.S. Legal Tender in the amount, and otherwise satisfies the conditions, specified in Section 4.8(c), to redeem on such first anniversary (the “Specified Redemption Date”)) in cash pursuant to Section 3.7 Notes (the “Specified Notes”) for an aggregate redemption price as specified therein which is no less than the quotient of (A) the aggregate consideration paid to repurchase, redeem acquire or retire for value such Class A Preferred Shares divided by (B) the Pro Rata Multiple (the term “Pro Rata Multiple” meaning the quotient obtained by dividing (A) the aggregate of the Class A Preferred Share Liquidation Amount (as defined in the Articles of Reorganization of the Guarantor as in effect on the Issue Date) of the Class A Preferred Shares as of the end of the immediately preceding calendar quarter by (B) the aggregate outstanding principal amount of the Notes (including, for the avoidance of doubt, all PIK Notes) and all other accrued and unpaid interest on the Notes, in each case as of the end of the immediately preceding calendar quarter); provided, however, that in the event that any Class A Preferred Shares are not so repurchased, redeemed, acquired or retired for value until a date subsequent to the date the applicable principal amount of Notes referred to in clause (i) above are so repurchased or redeemed (the “Applicable Redemption Date”), then (x) such repurchase, redemption, acquisition or retirement for value of such Class A Preferred Shares under clause (i) above shall nonetheless be based on the Pro Rata Multiple determined as of the calendar quarter immediately preceding such Applicable Redemption Date and (y) the Pro Rata Redemption Amount, with respect to any repurchase or redemption of Notes subsequent to such Applicable Redemption Date for purposes of clause (i) above, and the Pro Rata Multiple, with respect to any redemption of Notes subsequent to such Applicable Redemption Date for purposes of clause (ii) above, shall nonetheless be calculated as if such Class A Preferred Shares had been so repurchased, redeemed, acquired or retired for value on such Applicable Redemption Date;

(4)           the payment of any cash dividends by (a) any Restricted Subsidiary of the Company to the Company, or (b) by the Company or any other Restricted Subsidiary of the Guarantor to the Guarantor;

(5)           the acquisition of any shares of Capital Stock of the Guarantor or the repurchase, redemption or other repayment of any Subordinated Obligation of the Company or the Guarantor in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Guarantor) of shares of Qualified Capital Stock of the Guarantor;

(6)           the repurchase, redemption or other repayment of any Subordinated Obligation of the Company or the Guarantor in exchange for or solely out of the proceeds of the substantially concurrent issuance (other than to a Subsidiary of the Guarantor) of a Subordinated Obligation of the Company or such Guarantor with no payments of principal required until at least six months following the maturity date of the Notes;

(7)           payments for the purpose of and in an amount equal to the amount required to permit the Guarantor to redeem or repurchase the Guarantor’s common equity or options in respect thereof, in each case in connection with the repurchase, put or call provisions under employee stock option, management subscription, retained share or stock purchase agreements or other agreements to compensate management employees; provided, however, that such redemptions or repurchases pursuant to this clause (6) shall not exceed $1 million per annum; provided, however, that amounts not used pursuant to this clause (7) in prior years shall not be carried forward for use in future years;

(8)           payments allowed pursuant to clauses (5), (8) or (9) of Section 4.13(b);

(9)           repurchases of Capital Stock or warrants of the Guarantor deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; and

(10)         additional Restricted Payments in an aggregate amount not to exceed $7 million.

In determining the aggregate amount of the Restricted Payment Basket in accordance with clause (iii) of paragraph (a) above, amounts expended pursuant to clauses (1), (7) and (10) of paragraph (b) above shall be included in such calculation.

(c)           The following shall be the conditions to the repurchase, redemption, acquisition or retirement for value of Class A Preferred Shares prior to the first anniversary of the Issue Date:

(1)           the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of Specified Notes, U.S. Legal Tender in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay in cash the redemption price specified in Section 3.7 for (and accrued interest to the Specified Redemption Date from the interest payment date immediately preceding such deposit on) the Specified Notes on the Specified Redemption Date; provided, however, that the Trustee shall have received an irrevocable written order from the Company instructing the Trustee to apply such U.S. Legal Tender to said payments with respect to the Specified Notes;

(2)           no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit or insofar as Sections 6.1(f) and 6.1(g) hereof are concerned, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(3)           such deposit shall not result in a breach or violation of or constitute a default under this Indenture, the Senior Credit Facilities or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(4)           the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of giving preference to the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(5)           the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to such deposit have been complied with;

(6)           the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy or insolvency of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Laws affecting creditors’ rights generally; and

(7)           arrangements satisfactory to the Trustee for (i) the selection of Specified Notes to be redeemed in accordance with Section 3.2 and (ii) the giving of notice to Holders of Specified Notes of redemption by the Trustee of the Specified Notes on the Specified Redemption Date in accordance with Section 3.3 at the redemption price specified in Section 3.7 (together with accrued and unpaid interest), in the name and at the expense of the Company, shall have been made.

(d)           The Trustee shall hold in trust U.S. Legal Tender deposited with it pursuant to Section 4.8(c) and, in accordance with such arrangements referred to in clause (7) of Section 4.8(c), select the Specified Notes for redemption and give notice of the redemption of the Specified Notes on the Specified Redemption Date and thereupon apply the deposited U.S. Legal Tender in accordance with this Indenture to the payment in cash of the redemption price specified in Section 3.7 for the Specified Notes on the Specified Redemption Date.  The Trustee shall be under no obligation to invest said U.S. Legal Tender except as it may agree in writing with the Company.  The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender deposited pursuant to this Section 4.8(d) or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Specified Notes.

Section 4.9             Limitation on Incurrence of Additional Indebtedness.

(a)           Neither the Company nor the Guarantor shall, and they shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company or the Guarantor may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Leverage Ratio of the Company, the Guarantor and its Restricted Subsidiaries would not have been greater than 3.5 to 1.0.

No Indebtedness incurred pursuant to the Consolidated Leverage Ratio test of the preceding sentence shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of “Permitted Indebtedness” (including, without limitation, Indebtedness under the Senior Credit Facilities pursuant to clause (2) of the definition of “Permitted Indebtedness”).

(b)           Neither the Company nor the Guarantor shall, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes and the Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company and the Guarantor, as the case may be.

(c)           For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the definition of “Permitted Indebtedness”, the Guarantor, in its sole discretion, will classify such item of Indebtedness at the time of incurrence and will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the definition of “Permitted Indebtedness” and (2) the Guarantor will be entitled from time to time to reclassify any Indebtedness incurred pursuant to any clause in the definition of “Permitted Indebtedness”.

Section 4.10           Limitations on Dividends and Other Payment and Transfer Restrictions Affecting Subsidiaries.

Neither the Company nor the Guarantor shall, and they shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than the Company) to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)           make loans or advances or to pay any Indebtedness or other obligation owed to the Guarantor or the Company or any other Restricted Subsidiary of the Guarantor; or

(3)           transfer any of its property or assets to the Company or the Guarantor or any other Restricted Subsidiary of the Guarantor or the Company, except for such encumbrances or restrictions existing under or by reason of:

(a)           applicable law;

(b)           this Indenture or encumbrances or restrictions substantially similar to the encumbrances and restrictions contained in this Indenture, taken as a whole;

(c)           non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(d)           any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to the Guarantor or the Company or any Restricted Subsidiary of the Guarantor, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation, of an acquisition by the Company or the Restricted Subsidiary;

(e)           agreements existing on the Issue Date;

(f)            each of the Senior Credit Facilities or any A/R Facility to which A/R Facility a Receivables Entity is a party; provided, however, that such restrictions apply only to such Receivables Entity;

(g)           restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(h)           restrictions imposed by any agreement to sell assets permitted under this Indenture to any Person pending the closing of such sale;

(i)            Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Entity;

(j)            agreements governing Indebtedness permitted to be incurred pursuant to Section 4.9; provided, however, that the provisions relating to such encumbrances or restrictions contained in such Indebtedness are not materially less favorable to the Guarantor as determined by the Board of Directors of the Guarantor in their reasonable and good faith judgment than the provisions contained in each of the Senior Original Credit Facilities;

(k)           an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Guarantor or the Holders in any material respect as determined by the Board of Directors of the Guarantor than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e);

(l)            restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(m)          any agreement imposed in connection with consignment agreements entered into in the ordinary course of business.

Section 4.11           Limitations on Liens.

Neither the Company nor the Guarantor shall, and they shall not permit any of their Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom which secure any Indebtedness of the Company, the Guarantor, or any of their Restricted Subsidiaries, unless, solely in the case of Liens on property, assets, proceeds, income or profit of the Guarantor or the Company,

(1)           in the case of Liens securing Subordinated Obligations of the Company, the Notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens;

(2)           in the case of Liens securing Subordinated Obligations of the Guarantor, the Guarantee is secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens; and

(3)           in all other cases, the Notes are or the Guarantee is, as the case may be, equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

Section 4.12           Limitation on Asset Sales.

(a)           Neither the Company nor the Guarantor shall, and they shall not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company, the Guarantor or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Guarantor’s Board of Directors);

(2)           at least 75% of the consideration received by the Company, the Guarantor or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided, however, that the amount of (x) any liabilities (as shown on the Company’s, the Guarantor’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company, the Guarantor or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes and other than liabilities consisting of Disqualified Capital Stock) (i) that are assumed by the transferee of any such assets and from which the Company, the Guarantor and its Restricted Subsidiaries are unconditionally released or (ii) in respect of which none of the Company, the Guarantor or any Restricted Subsidiary following such sale has any obligation and (y) any notes or other obligations received by the Company, the Guarantor or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 60 days after receipt, converted by the Company, the Guarantor or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash for purposes of this provision; and

(3)           upon the consummation of an Asset Sale, the Company or the Guarantor shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 368 days of receipt thereof either:

(a)           to repay any Obligations under (y) the Senior Credit Facilities or (z) any other secured Indebtedness (other than Subordinated Obligations) and, in the case of any such Indebtedness in this clause (z) under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(b)           to reinvest in Productive Assets (and to the extent such reinvestment constitutes an Investment, such reinvestment complies with Section 4.8);or

(c)           a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

On the 369th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Guarantor determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a) and (3)(b) of the immediately preceding sentence (each, a “Net Proceeds Offer Trigger Date”), the Company shall make an offer to purchase for cash (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes as shall equal such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a) and (3)(b) of the immediately preceding sentence (each a “Net Proceeds Offer Amount”) at a price in cash equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company, the Guarantor or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest, dividends or other earnings received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

(b)           Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $30.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $30.0 million, at which time the Company shall make a Net Proceeds Offer in an amount equal to the aggregate of Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $30.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

(c)           Notwithstanding paragraphs (a) and (b) of this Section 4.12, the Company, the Guarantor and their Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1)           at least 75% of the consideration for such Asset Sale constitutes Productive Assets (and to the extent any of such Productive Assets constitutes an Investment, such Investment complies with Section 4.8); and

(2)           such Asset Sale is for at least fair market value (as determined in good faith by the Guarantor’s Board of Directors); provided, however, that any consideration not constituting Productive Assets received by the Company, the Guarantor or any of their Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of this covenant with respect to the application of Net Cash Proceeds; provided, further, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

(d)           Within 25 days following the Net Proceeds Offer Trigger Date, the Company shall mail or cause the Trustee to mail (in the Company’s name and at its expense) notice of a Net Proceeds Offer to the Holders of the Notes at their last registered addresses with a copy to the Trustee and the Paying Agent.  The Net Proceeds Offer shall remain open from the time of mailing for at least 20 Business Days and until the close of business on the third Business Day prior to the Net Proceeds Offer Payment Date or such longer period as may be required by Law.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer.  The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(i)            that the Net Proceeds Offer is being made pursuant to this Section 4.12;

(ii)           the purchase price (including the amount of accrued and unpaid interest, if any) for each Note and the Net Proceeds Offer Payment Date;

(iii)          that any Note not tendered or accepted for payment will continue to accrue interest in accordance with the terms thereof;

(iv)          that any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date unless the Company shall fail to make payment therefor;

(v)           that Holders electing to have Notes purchased pursuant to a Net Proceeds Offer will be required to surrender their Notes to the Paying Agent at the address specified in the notice prior to 5:00 p.m., New York City time, on the third Business Day immediately preceding the Net Proceeds Offer Payment Date and must complete any form letter of transmittal proposed by the Company and acceptable to the Trustee and the Paying Agent;

(vi)          that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the third Business Day immediately preceding the Net Proceeds Offer Payment Date, a facsimile transmission (confirmed by overnight delivery of the original thereof) or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, the Note certificate number (if any) and a statement that such Holder is withdrawing his election to have such Notes purchased;

(vii)         that if Notes in a principal amount in excess of the Holders’ pro rata share of the Net Proceeds are tendered pursuant to a Net Proceeds Offer, the Company shall purchase Notes on a pro rata basis among the Notes tendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of a minimum of $1.00 and integral multiples of $1.00 thereof;

(viii)        that Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; and

(ix)           the instructions that Holders must follow in order to tender their Notes.

On or before the Net Proceeds Offer Payment Date, the Company shall (i) accept for payment, on a pro rata basis among the Notes, Notes or portions thereof tendered pursuant to the Net Proceeds Offer, (ii) deposit with the Paying Agent money, in immediately available funds, in an amount sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Paying Agent the Notes so accepted together with an Officer’s Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered.  Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Paying Agent shall promptly deliver to the Company the balance of any moneys held by the Paying Agent after payment to the Holders of Notes as aforesaid.

(e)           To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

(f)            The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (including Rule 14e-1 under the Exchange Act) in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.12 by virtue thereof.

Section 4.13           Limitations on Transactions with Affiliates.

(a)           Neither the Company nor the Guarantor shall, and they shall not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms and conditions at least as favorable to the Company, the Guarantor or their Restricted Subsidiaries as could reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

(b)           The foregoing restrictions shall not apply to:

(1)           transactions exclusively between or among the Company, the Guarantor and any of their Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture;

(2)           transactions effected as part of a Qualified Receivables Transaction;

(3)           any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4)           Restricted Payments permitted by this Indenture;

(5)           loans or advances to officers, directors or employees of the Company, the Guarantor or its Restricted Subsidiaries not in excess of $15.0 million at any one time outstanding;

(6)           Permitted Investments or Permitted Liens;

(7)           transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company, the Guarantor or any of their Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company, the Guarantor or such Restricted Subsidiary generally;

(8)           reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, consultants or employees of the Guarantor or any of its Restricted Subsidiaries, as determined by the Board of Directors of the Guarantor or the senior management of the Guarantor in good faith, including, without limitations, issuances of stock, payment of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements in effect on the Issue Date or substantially similar thereto; and

(9)           reasonable and customary fees paid to members of the Board of Directors of the Company.

Section 4.14           Change of Control.

(a)           Upon the occurrence of a Change of Control (the date of such occurrence, the “Change of Control Date”), each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to an offer to purchase (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued interest thereon to the date of repurchase.  Prior to the mailing of the notice to the Holders provided for in paragraph (b) below but in any event within 30 days following the date upon which the Company obtains actual knowledge of any Change of Control, the Company hereby covenants to (i) (A) repay in full all Obligations under the Senior Credit Facilities and terminate all commitments under the Senior Credit Facilities and any other Indebtedness under interest rate protection and other hedging agreements that are secured equally and ratably therewith or (B) offer to repay in full all Obligations under the Senior Credit Facilities and terminate all commitments under the Senior Credit Facilities and repay in full all Obligations under the Senior Credit Facilities and terminate all commitments under the Senior Credit Facilities of each Bank Lender which has accepted such offer or (ii) obtain the requisite consents under the Senior Credit Facilities to permit the repurchase of the Notes as provided for in paragraph (c) below.  The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase the Notes pursuant to this Section 4.14.  The Company’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in paragraph (b) below as a result of the prohibition in the second preceding sentence) may (with notice and lapse of time) constitute an Event of Default described in Section 6.1(c) but shall not constitute an Event of Default described in Section 6.1(b).

(b)           Notice of a Change of Control Offer shall be mailed by the Company within 30 days following the date upon which the Company obtains actual knowledge that a Change of Control occurred to the Holders of Notes at their last registered addresses with a copy to the Trustee and the Paying Agent.  The date on which Notes are purchased pursuant to the Change of Control Offer shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”).  The Change of Control Offer shall remain open from the time of mailing for at least 20 Business Days and until 3:00 p.m., New York City time, on the third Business Day prior to the Change of Control Payment Date.  The notice, which shall govern the terms of the Change of Control Offer, shall include such disclosures as are required by law and shall state:

(i)            that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes will be accepted for payment;

(ii)           the purchase price (including the amount of accrued and unpaid interest, if any) for each Note and the Change of Control Payment Date;

(iii)          that any Note not tendered for payment will continue to accrue interest in accordance with the terms thereof;

(iv)          that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall fail to make payment therefor;

(v)           that Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes to the Paying Agent at the address specified in the notice prior to 3:00 p.m., New York City time, on the Change of Control Payment Date and must complete any form letter of transmittal proposed by the Company and acceptable to the Trustee and the Paying Agent;

(vi)          that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than 3:00 p.m., New York City time, on the Business Day prior to the Change of Control Payment Date, a facsimile transmission (confirmed by overnight delivery of the original thereof) or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, the Note certificate number (if any) and a statement that such Holder is withdrawing his election to have such Notes purchased;

(vii)         that Holders whose Notes are purchased only in part will be issued Notes equal in principal amount to the unpurchased portion of the Notes surrendered; and

(viii)        the instructions that Holders must follow in order to tender their Notes.

(c)           On the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officer’s Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company.  The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered.  Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Change of Control Offer not later than the first Business Day following the Change of Control Payment Date.

(d)           The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other securities laws or regulations (including Rule 14e-1 under the Exchange Act) in connection with the purchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

Section 4.15           Waiver of Stay; Extension of Usury Laws.

Each of the Company and the Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or the Guarantor from paying all or any portion of the principal of or interest on the Notes or the Guarantee, as applicable, as contemplated herein or in the Notes and the Guarantee, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each of the Company and the Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.16           Limitation on Guarantees by Restricted Subsidiaries.

Neither the Company nor the Guarantor shall permit any of their Restricted Subsidiaries (whether formed or acquired before or after the Issue Date), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become or be liable with respect to any Indebtedness of the Company or the Guarantor (other than: (a) Senior Indebtedness (but only as and to the extent incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”); (b) Indebtedness under Currency Agreements in reliance on clause (5) of the definition of “Permitted Indebtedness”; or (c) Hedge Agreements incurred in reliance on clause (4) of the definition of “Permitted Indebtedness”), unless, in any such case:

(1)           such Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture providing a guarantee of payment of the Notes by such Restricted Subsidiary, and

(2)           if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Subordinated Obligation shall be subordinated to such Restricted Subsidiary’s Guarantee of the Notes.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1)           the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph and all other Indebtedness which would require that a Guarantee be executed and delivered pursuant to the preceding paragraph;

(2)           any sale or other disposition (by merger or otherwise) to any Person which is not the Guarantor, the Company or a Restricted Subsidiary of the Company of all of the Capital Stock of the Guarantor of the Company in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of this Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness of the Company or the Guarantor so guaranteed;

(3)           the Legal Defeasance or Covenant Defeasance of the Notes as described under Section 8.2 (subject to reinstatement pursuant to Section 8.6); or

(4)           such Restricted Subsidiary being designated as an Unrestricted Subsidiary in compliance with this Indenture.

Section 4.17           Limitation on Preferred Stock of Subsidiaries.

Neither the Company nor the Guarantor shall permit any of their Restricted Subsidiaries to issue any Preferred Stock (other than to the Company, the Guarantor or a Restricted Subsidiary of the Company or the Guarantor) or permit any Person (other than the Company, the Guarantor or any of their Restricted Subsidiaries) to own any Preferred Stock of any Restricted Subsidiary of the Company or the Guarantor.

Section 4.18           Additional Amounts.

(a)           All payments made by or on behalf of the Company or the Guarantor on or with respect to the Notes or this Indenture shall be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration thereof by the relevant Canadian Taxing Authority.  If the Company or the Guarantor is required to withhold or deduct any amount on account of Taxes from any payment made under or with respect to the Notes or this Indenture, it shall:

(i)            make or cause to be made such withholding or deduction;

(ii)           remit or cause to be remitted the full amount deducted or withheld to the relevant Canadian Taxing Authority in accordance with applicable law;

(iii)          pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder or the Trustee (including Additional Amounts) after such withholding or deduction (including any withholding or deduction from Additional Amounts) will not be less than the amount the Holder or the Trustee would have received if such withholding or deduction had not been required;

(iv)          furnish to the Holders and the Trustee, within 30 days after the date the payment of any Taxes is due, certified copies of tax receipts evidencing such payment by the Issuer or a Guarantor, as applicable;

(v)           indemnify and hold harmless each Holder (other than an Excluded Holder, as defined in paragraph (b) below) and the Trustee for the amount of (i) any Taxes paid by each such Holder as a result of payments made on or with respect to the Notes or the Indenture, (ii) any liability

(including penalties, interest and expenses) arising from or with respect to such payments and (iii) any Taxes imposed with respect to any reimbursement under the foregoing clauses (i) or (ii), but excluding any such Taxes that are in the nature of taxes on net income, taxes on capital, franchise taxes, net worth taxes and similar taxes; and

(vi)          at least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or the Guarantor becomes obligated to pay Additional Amounts with respect to such payment, deliver to the Trustee an Officer’s Certificate stating the amounts so payable and such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date.

For greater certainty, the obligation to indemnify under (v) above will extend to Taxes (other than Taxes that are excluded under (v) above) paid by a Holder (other than a Holder referred to in (i) in paragraph (b) below) in respect of which the Company or the Guarantor is not obliged to withhold as a result of the Holder’s status as an authorized foreign bank or a registered non-resident insurer (each as defined in the Income Tax Act (Canada)) (or other entity exempt from withholding on a basis comparable to authorized foreign banks and registered non-resident insurers) where such Holder must itself pay Taxes imposed by a Canadian Taxing Authority in lieu of withholding taxes.

(b)           Notwithstanding the provisions of paragraph (a) above, no Additional Amounts shall be payable to a Holder in respect of the beneficial owner of a Security (an “Excluded Holder”):

(i)            with which the Company or the Guarantor, as the case may be, does not deal at arm’s-length, within the meaning of the Income Tax Act (Canada), at the time of making such payment;

(ii)           which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof, including by virtue of carrying on a business in Canada, otherwise than by the mere acquisition, holding or disposition of Notes or the receipt of payments thereunder or enforcement of rights thereunder; or

(iii)          if such Holder waives its right to receive Additional Amounts.

Any reference, in any context in this Indenture, to the payment of principal, premium, if any, redemption price and interest or any other amount payable under or with respect to any Notes, shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

The obligations described under this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company or the Guarantor, as applicable, is organized or any political subdivision or taxing authority or agency thereof or therein.

Section 4.19           Conduct of Business.

The Guarantor and the Company and their Restricted Subsidiaries shall not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which the Guarantor and the Company and their Restricted Subsidiaries are engaged on the Issue Date.

Section 4.20           Speculative Transactions.

The Guarantor and the Company and their Restricted Subsidiaries shall not engage in any transaction involving commodity options or futures contracts or any similar speculative transactions or enter into any Hedge Agreement except as permitted under Section 4.9.

Section 4.21           Restricted Subsidiary.

The Guarantor shall cause the Company to be and at all times remain a Restricted Subsidiary of the Guarantor.

Section 4.22           Reorganization Plans.

The Guarantor and the Company shall not amend, supplement or otherwise modify the Plans in the Insolvency Proceedings in a manner that could have a material adverse effect on the rights of the Trustee or the Holders.

ARTICLE V

SUCCESSOR CORPORATION

Section 5.1             Limitation on Mergers, Consolidations or Sales of Assets.

Neither the Company nor the Guarantor shall, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons unless:

(1)           either:

(a)           the Company, or the Guarantor, as the case may be, shall be the surviving or continuing corporation of such merger or consolidation; or

(b)           the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia or, in the case of a successor entity to the Guarantor only, the laws of Canada or any province thereof, and such surviving Person shall expressly assume all the obligations of the Company under the Notes and this Indenture or the Guarantor’s obligations under the Guarantee;

(2)           immediately before and immediately after giving effect to such transaction (including any indebtedness for borrowed money incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)           the Company or the Guarantor or the surviving entity, as the case may be, has delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture, that the surviving Person agrees to be bound thereby and by the Notes, and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or the Guarantor, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company or the Guarantor, as the case may be, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or the Guarantor.

Section 5.2             Successor Entity Substituted.

Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or the Guarantor in accordance with Section 5.1 hereof, upon assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes (in the case of the Company) or the Guarantee thereof (in the case of the Guarantor) and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed or observed by the Company or the Guarantor, as the case may be, the surviving entity formed by such consolidation or into or with which the Company or the Guarantor is merged or to which such sale, lease, conveyance or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor under this Indenture with the same effect as if such surviving entity has been named as the Company or the Guarantor herein and such surviving entity may cause to be signed and may issue in its own name or in the name of the Company or the Guarantor, any or all Notes or Guarantees, as the case may be, issuable hereunder and the predecessor Company or Guarantor in the case of a sale, lease, conveyance or other disposition will be released from all obligations under the Notes and the Guarantees, as the case may be.

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.1             Events of Default.

“Event of Default”, whenever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           the failure to pay the principal of any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(b)           the failure to pay interest or Additional Amounts on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(c)           a default in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 30 days after the Company and the Guarantor receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(d)           the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company, the Guarantor or any of their Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company, the Guarantor or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $15 million or more at any time;

(e)           one or more judgments in an aggregate amount in excess of $15 million shall have been rendered against the Company, the Guarantor or any Significant Subsidiary of the Guarantor and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f)            a court of competent jurisdiction enters a Bankruptcy Order under any Bankruptcy Law that:

(1)           is for relief against the Company, the Guarantor or any Significant Subsidiary of the Guarantor in an involuntary case or proceeding, or

(2)           appoints a Custodian of the Company, the Guarantor or any Significant Subsidiary of the Guarantor for all or substantially all of its respective properties, or

(3)           orders the liquidation of the Company, the Guarantor or any Significant Subsidiary of the Guarantor,

and in each case the order or decree remains unstayed and in effect for 60 consecutive days;

(g)           the Company, the Guarantor or any Significant Subsidiary of the Guarantor pursuant to or within the meaning of any Bankruptcy Law:

(1)           commences a voluntary case or proceeding, or

(2)           consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding, or

(3)           consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(4)           makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

(5)           consents to the filing of a petition in bankruptcy against it; or

(h)           the Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or the Guarantor denies its liability under the Guarantee (other than by reason of release of Guarantor in accordance with the terms of this Indenture).

Section 6.2             Acceleration.

(a)           If an Event of Default (other than an Event of Default specified in Section 6.1(f) or 6.1(g) above with respect to the Company or the Guarantor) shall occur and be continuing, then, and in every such case, unless the principal of all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes, by notice in writing to the Company and the Guarantor and (if the Holders and the Trustee have received written notice from the Company pursuant to Section 4.6(b) of the address to be used by Holders and the Trustee for delivery of an Acceleration Notice to the Credit Agent) the Credit Agent and to the Trustee (the “Acceleration Notice”), may declare all of the unpaid principal of, and premium, if any, and accrued interest thereon to be, and the same (x) shall become immediately due and payable, or (y) if there are any amounts outstanding under the Senior Credit Facilities and the Holders and the Trustee have received written notice from the Company pursuant to Section 4.6(b) of the address to be used by the Holders and the Trustee for delivery of an Acceleration Notice to the Credit Agent, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or 3 Business Days after receipt by the Company, the Guarantor and the Credit Agent of such Acceleration Notice but only if such Event of Default is then continuing.  If an Event of Default specified in Section 6.1(f) or 6.1(g) with respect to the Company or the Guarantor occurs and is continuing, all unpaid principal of, and premium, if any, and accrued interest due and payable on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder.

(b)           At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in aggregate principal amount of the Notes, by written notice to the Company and the Trustee, may rescind and cancel, on behalf of all Holders, such declaration and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)           if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)           in the event of the cure or waiver of an Event of Default of the type described in Section 6.1(f) or (g), the Trustee shall have received an Officer’s Certificate to the effect that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event that the maturity of the Notes is accelerated pursuant to this Section 6.2, 100% of the principal amount thereof plus accrued interest to the date of payment shall become due and payable.

Section 6.3             Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Notwithstanding any other provision herein or in the Notes, upon and during the continuance of an Event of Default, all interest on the Notes shall be payable solely in cash (and not as PIK Notes), whether or not any such payment may constitute a breach or violation of any covenant in each of the Senior Credit Facilities.

Section 6.4             Waiver of Past Default.

Subject to Sections 6.7 and 9.2, prior to the declaration of acceleration of the maturity of the Notes, the Holder or Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding by written notice to the Company and the Trustee may waive on behalf of all the Holders any past default or Event of Default under this Indenture and its consequence, except a default in the payment of principal of or interest or Additional Amounts on any Note or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected pursuant to Section 9.2.

Section 6.5             Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it, including, without limitation, any remedies provided for in Section 6.3.  However, the Trustee may refuse to follow any direction that conflicts with law, the Notes or this Indenture, or that the Trustee determines may be unduly prejudicial to the rights of another Securityholder or that may involve the Trustee in personal liability.

Section 6.6             Limitation on Suits.

A Securityholder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)           the Holder gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue a remedy;

(c)           such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and

(e)           during such 30-day period the Holders of at least a majority in principal amount of the then outstanding Notes do not give the Trustee a direction which is inconsistent with the request.

A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over such other Securityholder.

Section 6.7             Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of such Holder.

Section 6.8             Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest overdue on principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the interest rate and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9             Trustee May File Proofs of Claim.

The Trustee shall be entitled and empowered to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Securityholders allowed in any judicial proceedings relative to the Company or any of its Subsidiaries (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Securityholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Securityholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.7.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Securityholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Securityholder in any such proceeding.

Section 6.10           Priorities.

If the Trustee collects any money pursuant to this Article VI, it shall pay out such money in the following order:

First: to the Trustee for amounts due under Section 7.7;

Second: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Third: to the Company.

The Trustee, upon prior written notice to the Company and the Guarantor, may fix a record date and payment date for any payment to Securityholders pursuant to this Article VI.

Section 6.11           Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes.

Section 6.12           Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13           Delay or Omission Not Waiver.

The permissive rights of the Trustee under this Indenture shall not be construed as a duty. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII

TRUSTEE

Section 7.1             Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of his own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            The Trustee need perform only those duties as are specifically set forth in this Indenture or the TIA and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(ii)           In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificate or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            This paragraph does not limit the effect of paragraph (b) of this Section 7.1.

(ii)           The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)          The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.4 and 6.5.

(d)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e)           Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.1.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2             Rights of Trustee.

Subject to Section 7.1:

(a)           The Trustee may rely and shall be protected in acting or refraining from acting upon any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(b)           Before the Trustee acts or refrains from acting with respect to any matter contemplated by this Indenture, it may require an Officer’s Certificate or an Opinion of Counsel, which shall conform to the provisions of Section 11.5.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.  The Trustee shall not be liable to the Company, any Guarantor or the Holders for any consequential loss (loss of business, goodwill, opportunity or profit) whether foreseeable or unforseeable.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than the negligence or willful misconduct of an agent who is an employee of the Trustee) appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith and without negligence which it reasonably believes to be authorized or within its rights or powers conferred upon it by this Indenture or the TIA.

(e)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

(f)            The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Bank of New York Mellon in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(h)           The Trustee may request that each of the Company and the Guarantor deliver an Officer’s Certificate setting forth the names of individuals and or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.3             Individual Rights of Trustee.

The Trustee in its individual capacity or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantor or the Company’s Subsidiaries and Affiliates with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee is subject to Sections 7.10 and 7.11.

Section 7.4             Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture, the Notes or the Guarantee, and it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture, or any statement in the Notes other than the Trustee’s certificate of authentication.  The Trustee shall not be charged with knowledge of any other agreements the Company or Guarantor may be a party to, including the Senior Credit Facilities or the Senior Original Credit Facilities or related agreements, or otherwise.  The Trustee shall not be liable if prevented or delayed in performing any of its obligations due to circumstances beyond its control (directly or indirectly) including, without limitation, acts of God, terrorism, strikes, political unrest, failure of utilities, systemic interruption in the financial system or governmental or regulatory action.

Section 7.5             Notice of Defaults.

If a Default or an Event of Default with respect to the Notes occurs and is continuing and is actually known to a Responsible Officer, the Trustee shall mail to each Holder a notice of the Default or Event of Default within 90 days after it occurs or, if later, within 10 days after such Default or Event of Default becomes known to the Trustee, unless such Default or Event of Default has been cured.  Except in the case of a Default or Event of Default in the payment of principal of or interest on any Note, including an acceleration, the Trustee may withhold the notice to the Holders if and so long as a committee of its Responsible Officers determines in good faith that withholding the notice is in the interest of the Holders.

Section 7.6             Reports by Trustee to Holders.

Within 60 days after each May 1, beginning with the first May 1 following the date of this Indenture, the Trustee shall transmit to each Securityholder a report dated as of such reporting date of the relevant year that complies with the requirements of TIA § 313(a).  The Trustee also shall comply with TIA § 313(b) and TIA § 313(c) and (d).  A copy of such report at the time of its transmission to Securityholders shall be filed with the SEC, if required, with each stock exchange, if any, on which the Notes are listed and with the Company.

The Company shall promptly notify the Trustee if the Notes become listed on any stock exchange and the Trustee shall comply with TIA § 313(d).

Section 7.7             Compensation and Indemnity.

The Company shall pay to the Trustee, the Paying Agent and the Registrar from time to time such compensation for their respective services rendered hereunder as agreed in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by each of them in connection with the performance of its duties under this Indenture, as well as additional fees for additional administrative duties following a Default or Event of Default.  Such expenses shall include the reasonable compensation, reasonable out-of-pocket disbursements and reasonable expenses of the Trustee’s agents and counsel.

The Company shall indemnify and hold harmless the Trustee, the Paying Agent and Registrar and their respective agents, employees, officers, directors and shareholders against any and all claims, expenses, loss or liability incurred by it arising out of or in connection with the administration of its duties under this Indenture.  The Trustee shall notify the Company promptly of any claim asserted against it for which it may seek indemnity but delay in doing so shall not constitute a waiver of the Trustee’s rights hereunder.  The Company shall defend the claim with counsel designated by the Company, who may be outside counsel to the Company, but shall in all events be reasonably satisfactory to the Trustee, and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel; provided, however, that the Company will not be required to pay such fees and expenses if it assumes the Trustee’s defense and there is no conflict of interest between the Company and the Trustee in connection with such defense.  The Company need not pay for any settlement made without its written consent, which consent may not be unreasonably withheld.  The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee solely through the Trustee’s own willful misconduct, negligence or bad faith.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a claim prior to the Notes and the Guarantee on all money or property held or collected by it in its capacity as Trustee, except money or property held in trust to pay principal of or interest on particular Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(f) or 6.1(g) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

This Section 7.7 shall survive the payment in full of the Notes, discharge of the Indenture and resignation or removal of the Trustee.

Section 7.8             Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing, such resignation to be effective upon the appointment of a successor Trustee.  The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the Company’s consent which consent shall not be unreasonably withheld.  The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10;

(b)           the Trustee is adjudged a bankrupt or an insolvent;

(c)           a receiver or other public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee (subject to the claim provided in Section 7.7), the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  A successor Trustee shall mail notice of its succession to each Securityholder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 25% in principal amount of then outstanding Notes may petition any court of competent jurisdiction at the expense of the Company for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9             Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee; provided such corporation shall be otherwise qualified and eligible under this Article VII.

Section 7.10           Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1) and (2).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.  The provisions of TIA § 310 shall apply to the Company, as obligor of the Notes.

Section 7.11           Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.1             Termination of the Company’s Obligations.

This Indenture will be discharged and will cease to be of further effect (except as set forth below) and the Trustee at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(1)           either:

(a)           all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid as provided in Section 2.7 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)           all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the

Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)           the Company has paid all other sums payable under this Indenture by the Company; and

(3)           the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.5, 2.6, 2.7, 2.10, 4.18, 7.7, 8.5 and 8.6 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8.  After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.5 and 8.6, and the Guarantor’s obligation with respect to Section 4.18, shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s and the Guarantor’s obligations under the Notes and the Guarantee, as the case may be, and this Indenture except for those surviving obligations specified above.

Section 8.2             Legal Defeasance and Covenant Defeasance.

(a)           The Company may, at its option by Board Resolution of the Board of Directors, at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.3.

(b)           Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), each of the Company and the Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.3, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.4 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest on such Notes when and to the extent such payments are due, (ii) the Company’s obligations with respect to such Notes under Article II and Section 4.2 hereof, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith, including Section 7.7 hereof and (iv) this Article VIII.  Subject to compliance with this Article VIII, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.

(c)           Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.3 hereof, each of the Company and the Guarantor shall be released from its obligations under the covenants contained in Sections 4.8 to 4.14, 4.16, 4.17 and 4.19 to 4.21 and the Company and the Guarantor shall be released from its obligations under Articles V and X hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Guarantor, the Company and their Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default under Section 6.1(c) hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.3 hereof, Sections 6.1(d), 6.1(e) and 6.1(h) shall not constitute Events of Default.

Section 8.3             Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2(b) or 8.2(c) hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment on the Notes, U.S. Legal Tender, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, of such principal or installment of principal of or interest on the Notes; provided, however, that the Trustee shall have received an irrevocable written order from the Company instructing the Trustee to apply such U.S. Legal Tender or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes;

(b)           in the case of an election under Section 8.2(b) hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 8.2(c) hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of indebtedness for all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article VIII concurrently with such incurrence) or insofar as Sections 6.1(f) and 6.1(g) hereof are concerned, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under this Indenture, the Senior Credit Facilities or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)            the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(g)           the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(h)           the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy or insolvency of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Laws affecting creditors’ rights generally.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above of this Section 8.3 need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable on the Maturity Date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company.

Section 8.4             Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to this Article VIII, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of and interest on the Notes.  The Trustee shall be under no obligation to invest said U.S. Legal Tender or U.S. Government Obligations except as it may agree with the Company.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Obligations deposited pursuant to Section 8.3 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 8.5             Repayment to the Company.

Anything in this Article VIII to the contrary notwithstanding, the Trustee and the Paying Agent shall promptly pay to the Company upon the Company’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.3 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance, and thereupon shall be relieved from all liability with respect to such money.  The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided, however, that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Company.  After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

Section 8.6             Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations and the Guarantor’s Obligations under this Indenture and the Notes and any Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII; provided that if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1             Without Consent of Holders.

Without the consent of any Holders, the Company and the Guarantor, when authorized by resolutions of their respective Boards of Directors (copies of which shall be delivered to the Trustee), and the Trustee may amend or supplement this Indenture, the Notes or the Guarantee without notice to any Holder for any of the following purposes:

(a)           to cure any ambiguity, defect or inconsistency herein;

(b)           to add to the covenants of the Company or the Guarantor for the benefit of the Holders, or surrender any right or power herein conferred upon the Company;

(c)           to provide for collateral for the Notes or to add the guarantee of the Notes by any Restricted Subsidiary in accordance with Section 4.16 or otherwise;

(d)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(e)           to effect or maintain the qualification of this Indenture under the TIA;

(f)            to evidence the succession in accordance with Article V hereof of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes;

(g)           in the event that PIK Notes are issued in certificated form, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes; or

(h)           to make any other change that does not adversely affect the rights of any Holder in any material respect; provided that in making such change, the Trustee may rely upon an Opinion of Counsel stating that such change does not adversely affect the rights of any Holder in any material respect.

Section 9.2             With Consent of Holders.

Subject to Section 6.7 and the provisions of this Section 9.2, the Company and the Guarantor, when authorized by resolutions of their respective Boards of Directors (copies of which shall be delivered to the Trustee), and the Trustee may amend or supplement this Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding.  Subject to Section 6.7 and the provisions of this Section 9.2, the Holders of, in the aggregate, at least a majority in principal amount of the then outstanding Notes affected may waive compliance by the Company with any provision of this Indenture without notice to any other Securityholder.

However, without the consent of each Securityholder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 6.4 may not:

(a)           reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Notes;

(b)           reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Note;

(c)           reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(d)           make the principal of, or any interest on, any Note payable in money other than that stated in the Note;

(e)           make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(f)            release the Guarantor from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture;

(g)           after the Company’s obligation to purchase Notes arises under Section 4.14, amend, change or modify any provisions of this Indenture or the related definitions affecting the Company’s obligation to make a Change of Control Offer in a manner which adversely affects the Holders; or

(h)           after the Company’s obligation to purchase Notes arises under Section 4.12, amend, change or modify in any material respect the obligation of the Company to make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

In connection with any amendment, supplement or waiver under this Article IX, the Company may, but shall not be obligated to, offer to any Holder who consents to such amendment, supplement or waiver, or to all Holders, consideration for such Holder’s consent to such amendment, supplement or waiver.

Section 9.3             Compliance with Trust Indenture Act.

Every amendment to or supplement of this Indenture, the Notes or the Guarantee shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

Section 9.4             Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or portion of that Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note.  Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.  Notwithstanding the above, nothing in this paragraph shall impair the right of any Securityholder under § 316(b) of the TIA.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver which record date shall be at least 10 days prior to the first solicitation of such consent.  If a record date is fixed, then notwithstanding the second and third sentences of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  Such consent shall be effective only for actions taken within 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Securityholder unless it makes a change described in any of clauses (a) through (f) of Section 9.2.  In that case the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it.

Section 9.5             Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Trustee may (in accordance with the specific direction of the Company) request the Holder of the Note to deliver it to the Trustee.  The Trustee may (in accordance with the specific direction of the Company) place an appropriate notation on the Note about the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note (together with related Guarantee of the Guarantor) that reflects the changed terms.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6             Trustee To Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties or immunities of the Trustee.  If it does, the Trustee may, but need not, sign it.  In signing any amendment, supplement or waiver, the Trustee shall be entitled to receive, if requested, an indemnity reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture.  Neither the Company nor any Guarantor may sign an amendment until its Board of Directors approves it.

ARTICLE X

GUARANTEE

Section 10.1           Unconditional Guarantee.

The Guarantor hereby unconditionally, guarantees (the “Guarantee”), to each of the Holders and to the Trustee and their respective successors and assigns that (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.3.  The Guarantor will pay to the Holders such Additional Amounts as may become payable under Section 4.18.  The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor.  The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee.  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Guarantee, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guarantee.

Section 10.2           Release of the Guarantor.

Upon the Legal Defeasance or Covenant Defeasance of the Notes as described under Section 8.2, the Guarantor shall be deemed released from all obligations under this Article X without any further action required on the part of the Trustee or any Holder (subject to reinstatement pursuant to Section 8.6); provided, however, that any such termination shall occur only to the extent that all obligations of the Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of the Company shall also terminate upon such release, sale or transfer.

The Trustee shall promptly deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officer’s Certificate certifying as to the compliance with this Section 10.2.

Section 10.3           Limitation of Guarantor’s Liability.

The Guarantor and by its acceptance hereof each of the Holders hereby confirm that it is the intention of all such parties that the guarantee by the Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law.  To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantor result in the obligations of the Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

Section 10.4           Consolidation, Merger and Sale of Assets.

Upon any consolidation, merger, sale or conveyance or other disposition of all or substantially all the assets of the Guarantor, and upon satisfaction of the conditions in clauses (1), (2) and (3) of Section 5.1, the Guarantee of the Guarantor set forth in this Article X, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, shall be expressly assumed (in the event that the Company, or the Guarantor is not the surviving corporation in the merger), by an agreement or supplemental indenture reasonably satisfactory in form to the Trustee, executed and delivered to the Trustee, by the corporation formed by such consolidation, or into which the Guarantor shall have merged, or by the corporation that shall have acquired such property.  In the case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by an agreement or supplemental indenture executed and delivered to the Trustee and satisfactory in form and substance to the Trustee of the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as the Guarantor.

Section 10.5           Waiver of Subrogation.

The Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under the Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.  The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.5 is knowingly made in contemplation of such benefits.

Section 10.6           Evidence of Guarantee.

To evidence its guarantee to the Holders set forth in this Article X, the Guarantor hereby agrees to execute the notation of the Guarantee in substantially the form included in Exhibit C.  The notation of the Guarantee shall be signed on behalf of the Guarantor by an Officer and be attached to the Notes.  The Guarantor shall execute the Guarantee by either manual or facsimile signature.

ARTICLE XI

MISCELLANEOUS

Section 11.1           Trust Indenture Act Controls.

The provisions of TIA §§ 310 through 317 that impose duties on any Person (including the provisions automatically deemed included unless expressly excluded by this Indenture) are a part of and govern this Indenture, whether or not physically contained herein.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the above paragraph, the imposed duties shall control.

Section 11.2           Notices.

Unless herein otherwise expressly provided, a notice to be given hereunder to the Company, the Guarantor or the Trustee will be validly given if in writing in the English language, delivered in Person or by overnight service guaranteeing next day delivery or if sent by first class mail, postage prepaid, or if sent by facsimile transmission (and receipt of such transmission is confirmed in writing), in each case, addressed:

(a)           if to the Company or the Guarantor:

c/o World Color Press Inc.

Attn: Legal Department

999 de Maisonneuve West Blvd., Suite 1100

Montreal, Quebec

Canada  H3A 3L4

Telecopier Number: (514) 877-5104

with a copy to:

Arnold & Porter LLP

Attn: Christine D. Rogers, Esq.

399 Park Avenue

New York, NY 10022

Telecopier Number: (212) 715-1399

(b)           if to the Trustee:

The Bank of New York Mellon

101 Barclay Street, 4-East

New York, NY 10286

Attn: International Corporate Trust

Telecopier Number: (212) 815-5366

and any such notice delivered or sent in accordance with the foregoing will be deemed to have been received on the date of delivery or, if mailed, on the fifth (5th) Business Day following the day of the mailing of the notice or, if given by facsimile transmission, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.  Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders.

The Company, the Guarantor or the Trustee, as the case may be, may from time to time notify the other in the manner provided in this Section 11.2 of a change of address which, from the effective date of such notice and until changed by like notice, will be the address of the Company, the Guarantor or the Trustee, as the case may be, for all purposes of this Indenture.

If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving Canadian or United States postal employees, a notice to be given to the Company, the Guarantor or the Trustee hereunder could reasonably be considered unlikely to reach or likely to be delayed in reaching its destination, and the notice will be valid and effective only if it is delivered or sent by facsimile transmission as provided in this Section 11.2.

Any notice or communication mailed to a Securityholder, including any notice delivered in connection with TIA § 310(b), TIA § 313(c), TIA § 314(a) and TIA § 315(b), shall be mailed to such Holder, first-class postage prepaid, at his address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Section 11.3           Communications by Holders with Other Holders.

Securityholders may communicate pursuant to TIA § 312(b) with other Securityholders with respect to their rights under this Indenture, the Notes or the Guarantee.  The Company, the Guarantor, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

Section 11.4           Certificate and Opinion of Counsel as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee at the request of the Trustee (a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with (which officer signing such certificate may rely, as to matters of law, on an Opinion of Counsel), (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of counsel, all such conditions have been complied with (which counsel, as to factual matters, may rely on an Officer’s Certificate and certificates of public officials) and (c) where applicable, a certificate or opinion by an independent certified public accountant satisfactory to the Trustee that complies with TIA § 314(c).

Section 11.5           Statements Required in Certificate and Opinion of Counsel.

Each certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)           a statement that the Person making such certificate or rendering such Opinion of Counsel has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in such certificate or Opinion of Counsel are based;

(c)           a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 11.6           Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Securityholders.  The Paying Agent or Registrar may make reasonable rules for its functions.

Section 11.7           Legal Holidays.

If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.8           Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS INDENTURE AND THE NOTES WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401).  EACH OF THE COMPANY AND THE GUARANTOR AGREES TO SUBMIT TO THE JURISDICTION OF AND WAIVES OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.  THE PARTIES HERETO WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY.

Section 11.9           No Recourse Against Others.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or the Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantor under the Notes, the Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Guarantee.

Section 11.10         Successors.

All agreements of the Company and the Guarantor in this Indenture, the Notes and the Guarantee shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.11         Counterparts.

The parties may sign any number of counterparts of this Indenture.  Each such counterpart shall be an original, but all of them together represent the same agreement.

Section 11.12         Severability.

In case any provision in this Indenture, the Notes or the Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 11.13         Table of Contents, Headings, Etc.

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.14         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company, the Guarantor or any Subsidiary of the Company or the Guarantor.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.15         Benefits of Indenture.

Nothing in this Indenture, the Notes or the Guarantee, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture, the Notes or the Guarantee.

Section 11.16         Independence of Covenants.

All covenants and agreements in this Indenture shall be given independent effect so that if any particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

[Signature Pages Follow]

This Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

NOVINK (USA) CORP.,			WORLD COLOR PRESS INC.,
as Issuer			as Guarantor

By:			By:
	Name:	David McCarthy		Name:
	Title:	President		Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

EXHIBIT A

[FORM OF NOTE]

No.	$

NOVINK (USA) CORP.

10% SENIOR GUARANTEED NOTES DUE JULY 15, 2013

NOVINK (USA) CORP. promises to pay to                   or registered assigns the principal sum of                                                Dollars on [                  ].

Interest Payment Dates: [ ]

Record Dates: [ ]

By:
Authorized Signature

By:
Authorized Signature
Dated:

A-1

CERTIFICATE OF AUTHENTICATION

This is one of the 10% Senior Guaranteed Notes due July 15, 2013 referred to in the within-mentioned Indenture.

The Bank of New York Mellon
as Trustee

By:
Authorized Signatory

Dated: July , 2009

(REVERSE OF SECURITY)

10% SENIOR GUARANTEED NOTES DUE JULY 15, 2013

(1)           Interest.  NOVINK (USA) CORP., a Delaware corporation (the “Company”, which term shall include any successor thereto in accordance with the Indenture), promises to pay, until the principal hereof is paid or made available for payment, interest (including any Accrued Bankruptcy Interest) on the unpaid principal balance of this Note at the rate per annum set forth below.  Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of such Notes through but excluding the date on which interest is paid.  Interest shall be payable semi-annually in arrears on each January 15 and July 15, commencing on January 15, 2010 (each an “Interest Payment Date”).  Interest will be computed on the basis of a 360-day year of twelve full 30-day months.

Subject to the terms of Senior Credit Facilities (except for any accrued and unpaid interest due on the Maturity Date or any Redemption Date, any Net Proceeds Offer Payment Date or any Change of Control Payment Date (which interest must in any event be paid in cash)), the Company may, at its option, elect to pay interest on the Notes (1) entirely in cash (“Cash Interest”) or (2) entirely by PIK Interest; PIK Interest is referred to herein as the “PIK Payment.”  The Company must elect the form of payment of interest (including additional interest, if any) with respect to each interest period by delivering a notice to the Trustee not later than thirty (30) days prior to the Interest Payment Date.  The Trustee shall promptly deliver a corresponding notice to the Holders.  In the absence of such an election for any Interest Payment Date, interest on the Notes shall be payable according to the election for the previous Interest Payment Date.  Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under Section 3.3 of the Indenture shall be made solely in Cash Interest.

Cash Interest on the Notes will accrue at a rate per annum equal to 10%, and be payable in cash.  PIK Interest on the Notes will accrue at a rate per annum equal to 13%, and be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, the Depository or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable Interest Payment Date (rounded up to the nearest whole dollar) and (y) with respect to Notes represented by Physical Securities, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Payment Date (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of Holders.  Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment.  Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.  All Notes issued pursuant to a PIK Payment will mature on July 15, 2013 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date.  Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

The Company shall pay interest on overdue principal and, to the extent lawful, overdue installments of interest, from time to time on demand and at all times upon the occurrence and during the continuance of a Default or Event of Default on any principal (whether or not overdue), in each case at a rate that is 2% per annum in excess of the rate of interest then in effect under the Indenture and this Note.  Subject to the terms of the Senior Credit Facilities (except in the case of any accrued and unpaid interest due on the Maturity Date or any Redemption Date, any Net Proceeds Offer Payment Date or any Change of Control Payment Date (which interest shall in any event be paid in cash)), upon the occurrence and during the continuation of any Default or Event of Default, all interest due on this Note shall be paid in cash.

(2)           Ranking.  The Notes are general unsecured unsubordinated indebtedness of the Company, rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness of the Company and will be senior in right of payment to all subordinated indebtedness of the Company and all classes of Capital Stock of the Company.  The Notes are subordinated in right of security to the Senior Indebtedness pursuant to the Senior Credit Facilities to the extent of any collateral pledged under the Senior Credit Facilities.

(3)           Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes no later than 10:00 a.m. New York City time on the Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company will pay principal, premium, if any, and interest, except for PIK Interest, in money of the United States that at the time of payment is legal tender for payment of public and private debts.  At the Company’s option, cash interest may be paid by check mailed to the registered address of the Holder of this Note provided that all cash payments of principal, premium, if any, and interest on, this Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

(4)           Paying Agent and Registrar.  Initially, The Bank of New York Mellon (the “Trustee”) will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-Registrar without notice.

(5)           Indenture.  The Company issued the Notes under an Indenture dated as of July 21, 2009 (as amended from time to time, the “Indenture”) among the Company, the Guarantor and the Trustee.  This Note is one of an issue of Notes of the Company issued under the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as amended from time to time.  The Notes are subject to all such terms, and Securityholders are referred to the Indenture and such Act for a statement of them.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture.  Up to $75 million of the Notes will be issued on or in respect of the Issue Date, and PIK Notes may be issued after the Issue Date.

(6)           Redemption.

(a)           Optional Redemption.  The Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time on or after the first anniversary of the Issue Date at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below if redeemed during the twelve-month period commencing on the Issue Date and each anniversary thereof of the year set forth below:

Year	Percentage
2010	105%
2011	103%
2012	101%

In addition, the Company must pay accrued and unpaid interest thereon to the applicable Redemption Date.

 (b)          Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at his registered address.  On and after the Redemption Date, unless the Company defaults in making the redemption payment, interest ceases to accrue on Notes or portions thereof called for redemption.

(7)           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00; provided, however, that payments of PIK Interest (whether such interest is paid by increasing the principal amount of the outstanding notes or through the issuance of PIK Notes) shall be made in denominations of $1.00 and integral multiples of $1.00 rounded up to the nearest whole dollar.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture.  The Registrar need not transfer or exchange any Note or portion of a Note selected for redemption, or transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

(8)           Persons Deemed Owners.  The registered holder of a Note may be treated as the owner of it for all purposes.

(9)           Unclaimed Money.  If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request.  After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

(10)         Amendment, Supplement, Waiver.  The Company, the Guarantor and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the

Trust Indenture Act of 1939 or making any other change that does not adversely affect the rights of any Holder.  Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

(11)         Successor Corporation.  When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article V of the Indenture, the predecessor corporation will, subject to certain exceptions, be released from those obligations.

(12)         Defaults and Remedies.  Events of Default include:  defaults of payment of principal of or premium on the Notes at maturity, or upon acceleration, redemption or otherwise; default in payment of interest on any Note for 30 days; certain defaults under other Indebtedness; failure by the Company, the Guarantor or any Subsidiary of the Company for 30 days after written notice to it from the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes, to comply with any of the other agreements or covenants in or provisions of the Indenture or the Notes; certain events of bankruptcy or insolvency with respect to the Company, the Guarantor and any Significant Subsidiary of the Company; certain final judgments that remain undischarged for 60 days after being entered; the Guarantee ceases to be in full force and effect; and the Guarantor shall deny its obligations under its Guarantee.  If an Event of Default occurs and is continuing (and has not been waived in accordance with the provisions of the Indenture), the Trustee or the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may declare all the Notes to be immediately due and payable for an amount equal to 100% of the principal amount of the Notes plus accrued interest to the date of payment, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes become due and payable immediately without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if and so long as a committee of its Responsible Officers determines in good faith that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

(13)         Trustee Dealings with Company and the Guarantor.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantor or the Company’s Affiliates, and may otherwise deal with the Company, the Guarantor or the Company’s Affiliates, as if it were not Trustee.

(14)         No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Company or the Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

(15)         Discharge of Indenture; Defeasance.  The Indenture contains provisions for defeasance at any time, upon compliance with certain conditions set forth therein, of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants and Events of Default with respect to this Note.

(16)         Authentication.  This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

(17)         Abbreviations.  Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)         GOVERNING LAW.  THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

The provisions of this Note are expressly made subject to the more detailed provisions set forth in the Indenture, which shall for all purposes be controlling.  The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

NOVINK (USA) CORP.
c/o WORLD COLOR PRESS INC.
999 de Maisonneuve West Blvd., Suite 1100 Montreal, Quebec Canada H3A 3L4
Attention: Legal Department

ASSIGNMENT FORM

If you want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address and zip code) and irrevocably appoint        agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY*

The following exchanges of a part of this Global Security for an interest in another Global Security or for a Physical Security, or exchanges of a part of another Global Security or Physical Security for an interest in this Global Security or increased for a payment of PIK Interest, have been made:

Date of Exchange or Payment of PIK Interest	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF LEGEND FOR BOOK-ENTRY SECURITIES

Any Global Security authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required in the case of a Restricted Security) in substantially the following form:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY.  THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EXHIBIT C

[FORM OF NOTATION ON NOTE RELATING TO GUARANTEE]

GUARANTEE

The Guarantor (as defined in the Indenture (the “Indenture”) referred to in the Note upon which this notation is endorsed and each hereinafter referred to as a “Guarantor”) has unconditionally guaranteed (such guarantee by Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of and interest on the Notes in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Issuer to the Holders and the Trustee under the Indenture all in accordance with the terms set forth in the provisions of the Notes and the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or of any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise.

The Guarantee constitutes general unsecured unsubordinated indebtedness of the Guarantor and ranks pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness of the Guarantor and senior in right of payment to all subordinated indebtedness of the Company.  The Guarantee is subordinated in right of security to the Senior Indebtedness pursuant to the Senior Credit Facilities to the extent of any collateral pledged under the Senior Credit Facilities.

The obligations of the undersigned to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

No past, present or future stockholder, director, officer, employee or incorporator, as such, of the Guarantor shall have any liability for any obligation of the Guarantor under the Guarantee or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of a Note by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Guarantee.

World Color Press Inc.

By:
Name:
Title:

By:
Name:
Title: